FORM 10-SB
                                 Amendment No. 1


                        GENERAL FORM FOR REGISTRATION OF
                      SECURITIES OF SMALL BUSINESS ISSUERS
        Under Section 12(b) or (g) of The Securities Exchange Act of 1934

                                VSB Bancorp, Inc.
                 (Name of Small Business Issuer in its charter)

                                    New York
         (State or other jurisdiction of incorporation or organization)

                                  11 - 3680128
                     (I. R. S. Employer Identification No.)

                 3155 Amboy Road, Staten Island, New York 10306
                    (Address of principal executive offices)

Issuer's telephone number (718) 979-1100

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                                (Title of Class)

Item 1. Description of Business.

                          Business of VSB Bancorp, Inc.


VSB Bancorp, Inc. (referred to as "we" or "VSB") became the holding company for Victory State Bank (the "Bank"), a New York chartered commercial bank, upon the completion of a reorganization of the Bank into the holding company form of organization through the merger of the Bank with an interim bank, to be known as Victory Interim Bank. The reorganization was effective in May 2003. The reorganization was completed through what is commonly known as a reverse triangular merger. VSB and the Bank accomplished the reorganization in the following manner. First, VSB formed Victory Interim Bank as a subsidiary of VSB. Second, Victory Interim Bank merged into the Bank. Third, all the outstanding stock of the Bank was exchanged for stock of VSB so that the stockholders of the Bank own VSB and VSB owns all the stock of the Bank. The securities of VSB issued in the transaction qualify as exempt securities under Section 3(a)(12) of the Securities Act of 1933. 15 USC 77c (12).

VSB's sole business will initially be owning all of the issued and outstanding stock of the Bank.

We are voluntarily filing this registration statement on Form 10-SB. We are doing so in order to prepare for an application to have our common stock quoted on the NASDAQ BBX, which application we intend to make later this year. The periodic and other reports that we will be filing with the Securities and Exchange Commission, which will be publicly available on the Internet, will provide regular information about us to our stockholders and to stock analysts. We hope that this, coupled with the NASDAQ BBX quotation, will increase the activity in the trading market for our stock.


                                  RISK FACTORS

Bank lending is an inherently risky business.

         Most of our assets are invested in loans, and loans necessarily present many risks. We must first rely on our borrowers to repay their loans, and if they are unable to do so, we must rely on the value of the collateral, if any, for the loan. Changing business conditions, increases in unemployment, personal problems that a borrower may experience, changes in the regulations that apply to a borrower's business, changes in the political climate or in public policy, and many other factors outside our control, could adversely affect the ability of our borrowers to repay their loans or the value of the collateral we have received. Although we seek to reduce these risks through underwriting procedures that we believe are prudent, it is impossible for a bank to completely eliminate the risks which arise from making loans except by eliminating its lending operations.

Fluctuations in market interest rates could have an adverse affect on our profitability.

         Our principal source of income is the difference between the interest income we earn on interest-earning assets, such as loans and securities, and our cost of funds, principally interest paid on deposits. These rates of interest change from time to time, depending upon a number of factors, including general market interest rates. However, the speed of the changes varies among different types of assets and liabilities. For example, for a five-year loan with an interest rate based upon the prime rate, the interest rate may change every time the prime rate changes. In contrast, the rate of interest we pay on a five-year certificate of deposit adjusts only every five years, based upon changes in market interest rates.

         In general, the interest rate we pay on deposits adjusts more slowly than the interest rate we earn on loans because the largest part of our loan portfolio consist of loans with interest rates that fluctuate based upon the prime rate. As a result, increases in market interest rates could increase our net interest income because our cost of deposits would probably increase more slowly than the yields on our loans. However, some of our prime-based loans have minimum interest rate floors and due to the current low interest rate environment, the interest rates on many of those loans are currently at their minimum levels. As a result, if there is an increase in market interest rates, including an increase in the prime rate, then the interest rate we earn on the loans which are currently at their interest rate floors may not increase, while our cost of funds would increase. This could put negative pressure on earnings.

There is no active trading market for our common stock.

         There has been no active trading market for the common stock of Victory State Bank, which is being converted into the common stock of VSB Bancorp, Inc. The common stock of VSB Bancorp, Inc., is not listed on any exchange nor is it quoted on any quotation system such as the NASDAQ Stock Market or the NASD OTC Bulletin Board. We expect to apply later this year to have our stock quoted on the new NADAQ BBX, but since that system has not even begun to operate, we cannot predict whether or when we will be able to arrange to be so quoted. Furthermore, we do not know whether quotation on the BBX will increase the trading market for our stock. We currently have approximately 200 stockholders of record and we believe, based upon reports we have received from broker/dealers, that there are approximately an additional 200 stockholders who own their shares in street name. This relatively small number of stockholders reduces the likelihood that an active trading market for our common stock will develop and makes it difficult for us to have our stock listed or quoted on any but the least active exchanges or quotation systems.

The geographic concentration of our loans increases the risk that adverse economic conditions could affect our net income.

         Substantially all of our loans are mortgage loans on property located in Staten Island, New York, or loans to residents of Staten Island. In the aftermath of the terrorist attacks of September 11, 2001, Staten Island, as part of New York City, has experienced an economic down turn which is greater than the down turn experienced in many other areas of the country. A further economic slow-down or decline in the local economy could have an adverse effect on us for a number of reasons. Adverse economic conditions could hurt the ability of our borrowers to repay their loans. If real estate values decline, reductions in the value of real estate collateral could make it more difficult for us to recover the full amount due on loans which go into default. Furthermore, economic difficulties can also increase deposit outflows as customers must use savings to pay bills. This could increase our cost of funds because of the need to replace the deposit outflow. All of these factors might combine to reduce significantly our net income.

The concentration of our loans in businesses involved in home building could adversely affect income if there is a downturn in the housing market.

         The largest segment of our loan portfolio is represented by loans to home builders and others involved in the home building industry, such as equipment and material suppliers. As a result, a down turn in the housing market in our Staten Island lending area could have a significant negative impact on both our loan portfolio and our level of deposits. Not only could such a down turn adversely affect the ability of our borrowers to repay their loans, but it could also reduce our ability to generate new loans that satisfy our underwriting criteria. Furthermore, businesses in the home building industry are a source of deposits as well as loans, and if their businesses suffer, they are likely to reduce the level of deposits they maintain at our bank.

Changes in the federal or state regulation of financial institutions could have an adverse effect on future operations.

         Federal and New York State banking laws and regulations exert substantial control over our operations. Federal and state regulatory authorities have extensive discretion in connection with their supervision of our bank, such as the right to impose restrictions on operations and the insistence that we increase our allowance for loan losses. Furthermore, federal and state laws affecting banks are constantly being revised, often imposing new restrictions or increasing competitive pressures through de-regulation. Any change in the regulatory structure or statutes or regulations applicable to banks or their competitors, whether by the Congress, the FDIC, the New York State legislature, the New York State Banking Department or any other regulator, could have a material impact on our operations and profitability.

We operate in an extremely competitive environment.

         We operate in one of the most competitive environments for financial products in the world. Many of the world's largest financial institutions have offices in our local communities, and they have far greater financial resources than we have. We seek to distinguish ourselves from those institutions by providing personalized service and providing the same level of care to small community based businesses that only Fortune 500 companies can obtain from the largest banks.


                           Forward-Looking Statements

         When used in this registration statement, or in any written or oral statement made by us or our officers, directors or employees, the words and phrases "will result," "expect," "will continue," "anticipate," "estimate," "project," or similar terms are intended to identify "forward-looking statements". A variety of factors could cause our actual results and experiences to differ materially from the anticipated results or other expectations expressed in any forward-looking statements. Some of the risks and uncertainties that may affect our operations, performance, development and results, the interest rate sensitivity of our assets and liabilities, and the adequacy of our loan loss allowance, include, but are not limited to:

         o deterioration in local, regional, national or global economic conditions which could result in, among other things, an increase in loan delinquencies, a decrease in property values, or a change in the real estate turnover rate;
         o changes in market interest rates or changes in the speed at which market interest rates change;
         o changes in laws and regulations affecting the financial service industry;
         o  changes in competition; and o changes in consumer preferences.

         Please do not place undue reliance on any forward-looking statement, which speaks only as of the date made. There are many factors, including those described above, that could affect our future business activities or financial performance and could cause our actual future results or circumstances to differ materially from those we anticipate or project.

                              Business of the Bank

General


The Bank's principal business has been and continues to be attracting commercial deposits from primarily the general public and investing those deposits, together with funds generated from operations, primarily in commercial loans and construction loans, and, to a lesser extent, investment securities. The Bank's revenues are derived principally from interest on its commercial loan and investment securities portfolios. The Bank's primary sources of funds are deposits and principal and interest payments on loans and investment securities. The main office of the Company and the Bank is at 3155 Amboy Road, Staten Island, New York 10306, telephone (718) 979-1100. The Bank maintains an Internet website at www.victorystatebank.com.

History of the Bank

Victory State Bank is a New York state-chartered commercial bank, which opened for business on November 13, 1997. The initial capital of $7,000,000 was raised in a public offering, primarily to residents of and businesses in the borough of Staten Island, New York. Victory State Bank sold 700,000 shares of its common stock in that offering at a price of $10.00 per share. Net organization costs of $216,000 were fully expensed in 1997.

Victory State Bank serves its primary market of Staten Island, New York through its four banking offices. Victory State Bank opened its main office in the Oakwood section of Staten Island in November 1997; Victory State Bank opened its first branch in the West Brighton section of Staten Island in June 1999; its second branch in the St. George section of Staten Island in January 2000; and its third branch in the Dongan Hills section of Staten Island in December 2002. Victory State Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to the maximum amounts permitted by law. Victory State Bank also serves its customers, and its shareholders, through its website, www.victorystatebank.com. Earnings releases and other press releases are typically available at that site.


Market Area and Competition

The Bank has been, and continues to be, a community-oriented, state-chartered commercial bank offering a variety of traditional financial services to meet the needs of the communities in which it operates. Management considers the Bank's reputation for customer service as its major competitive advantage in attracting and retaining customers in its market area.

The Bank's primary market area is concentrated in the neighborhoods of the New York City Borough of Staten Island. The Bank's main office is located in the Oakwood section of the Borough of Staten Island; its Forest Avenue branch is located in the West Brighton section of the Borough of Staten Island; its Hyatt Street branch is located in the St. George section of the Borough of Staten Island; and its Hylan Boulevard branch is located in the Dongan Hills section of the Borough of Staten Island. Management believes that its branch offices are located in communities that can generally be characterized as stable, residential neighborhoods of predominantly one- to four-family residences and middle income families.


From 1990 to 2000, Staten Island's population grew to 443,728 from 378,977, or a 17% increase. There was a modest shift from the 20 to 44 year age group to the 45 to 64 year age group. As a percentage of population, the 45 to 64 year age group increased from 19.8% to 23.4% during the decade. The largest age group continues to be the 20 to 44 age group, currently at 37.0% of total population.

Median household income increased to $55,039 from $50,064 during the decade of the 90's. Per capita income in 1999 was $23,905 in Staten Island, slightly higher than $23,389, the per capita income of New York State. One third of the households in Staten Island had household income of more than $75,000 in 1999. These income levels compare favorably with the national household median of $41,994 and the national per capita median of $21,587. The income levels in Staten Island provide satisfactory support for personal home ownership, in turn supporting the home building industry, which is a major industry focus for Victory State Bank.

As the population grew, the total number of households increased to 156,341 from 130,519. Total housing units stood at 163,993 in 2000, as compared to 139,726 in 1990. Owner occupied housing units represented 63.8% of total housing units in 2000, which was consistent with the 63.7% level in 1990. This reflects an increase of approximately 15,600 owner-occupied housing units during the decade and demonstrates the importance of the housing market, especially people purchasing homes for their personal use, to the local economy.


The New York City Metropolitan area has a high density of financial institutions, many of which are significantly larger and have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings banks and insurance companies. The Bank's most direct competition for deposits has come from commercial banks and savings banks. In addition, the Bank faces increasing competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities.

Lending Activities

Loan Portfolio Composition. The Bank's loan portfolio consists primarily of commercial real estate and unsecured commercial loans. At December 31, 2002, the Bank had total unsecured commercial loans outstanding of $11,322,164, or 17.8% of the Bank's total loans and commercial real estate loans of $31,357,950 or 49.1% of the Bank's total loans. There were $14,877,442 of construction loans secured by real estate, $13,562,442 of which were commercial construction, or 21.2% of total loans at that date. Other loans in the Bank's portfolio principally included commercial non-real estate secured loans totaling $4,014,494 or 6.3% of total loans at December 31, 2002. Other loans totaled $1,688,558 or 2.7% of total loans at that date. For the year ended December 31, 2002, approximately $51,148,054, or 80.2% of the Bank's commercial loans had adjustable interest rates based on the prime rate of interest.

The Bank primarily invests in collateralized mortgage obligations ("CMO") and agency Mortgage-Backed Securities ("MBS"), which totaled $42,192,075 at December 31, 2002. The CMOs and MBS are primarily agency backed (FNMA or FHLMC) and AAA rated whole loans, each with an average life of 4.0 years or less.

The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages of the respective portfolios at the dates indicated.

                                                  At December 31,
                                 -----------------------------------------------
                                          2002                     2001
                                 ----------------------   ----------------------
                                               Percent                  Percent
                                    Amount     of Total      Amount     of Total
                                 -----------   --------   -----------   --------
Commercial loans:
   Commercial secured            $ 4,014,494      6.3%    $ 4,337,062      8.6%
   Commercial unsecured           11,322,164     17.8      10,964,539     21.6
                                 -----------    -----     -----------    -----
      Total commercial loans      15,336,658     24.1      15,301,601     30.2
Real Estate loans:
Commercial                        31,357,950     49.1      21,553,696     42.5
One-to-four family                   493,504      0.8         376,999      0.7
                                 -----------    -----     -----------    -----
      Total real estate loans     31,851,454     49.9      21,930,695     43.2
Construction loans:
Commercial                        13,562,442     21.2      10,477,294     20.7
One-to-four family                 1,315,000      2.1       1,803,000      3.6
                                 -----------    -----     -----------    -----
      Total construction loans    14,877,442     23.3      12,280,294     24.3
Other loans:
Consumer loans                     1,179,485      1.9         796,987      1.6
Other loans                          509,073      0.8         331,355      0.7
                                 -----------    -----     -----------    -----
      Total other loans            1,688,558      2.7       1,128,342      2.3

Total loans                       63,754,112    100.0%     50,640,932    100.0%
                                 -----------    =====     -----------    =====
Less:
   Unearned discounts, net and
      deferred loan fees, net        339,601                  216,139
   Allowance for loan losses       1,168,358                  894,692
                                 -----------              -----------
   Loans, net                    $62,246,153              $49,530,101
                                 -----------              -----------

The following table sets forth the Bank's loan originations, purchases, sales and principal repayments for the periods indicated.

                                                     Year Ended     Year Ended
                                                    December 31,   December 31,
                                                        2002           2001
                                                    ------------   ------------
Commercial Loans (gross):
   At beginning of period                           $ 15,301,601   $ 16,689,008
      Commercial loans originated:
         Secured                                       1,716,300      3,645,746
         Unsecured                                    27,621,629     24,277,267
                                                    ------------   ------------
      Total commercial loans                          29,337,929     27,923,013
   Principal repayments                              (29,302,872)   (29,310,420)
                                                    ------------   ------------
   At end of period                                 $ 15,336,658   $ 15,301,601
                                                    ============   ============
Real Estate loans:
At beginning of period                              $ 21,930,695   $ 17,560,724
Real estate loans originated:
         Commercial                                   17,601,051     10,547,478
         One-to-four family                              322,000        220,000
                                                    ------------   ------------
      Total real estate loans                         17,923,051     10,767,478
Principal repayments                                  (8,002,292)    (6,397,507)
                                                    ------------   ------------
   At end of period                                 $ 31,851,454   $ 21,930,695
                                                    ============   ============
Construction loans
At beginning of period                              $ 12,280,294   $  9,763,466
      Construction loans originated                   24,997,000     13,709,294
   Principal repayments                              (22,399,852)   (11,192,466)
                                                    ------------   ------------
   At end of period                                 $ 14,877,442   $ 12,280,294
                                                    ============   ============
Other loans (gross):
 At beginning of period                             $  1,128,342   $  1,244,454
      Other loans originated                           1,485,843      1,279,204
   Principal repayments                                 (925,627)    (1,395,316)
                                                    ------------   ------------
At end of period                                    $  1,688,558   $  1,128,342
                                                    ============   ============

Loan Maturity. The following table shows the maturity of the Bank's loans at December 31, 2002.

                                                          At December 31, 2002
                             --------------------------------------------------------------------------------
                              Commercial   Commercial                                  Other
                              Unsecured      Secured    Construction   Real Estate    Loans (1)      Total
                             -----------   ----------   ------------   -----------   ----------   -----------
Amounts due:
   Within one year (1)       $10,864,317   $3,183,858    $14,579,942   $30,840,691   $1,048,892   $60,517,700
   After one year:
   One to five years             457,847      830,636        297,500     1,010,763      639,666     3,236,412
Total due after five years            --           --            --             --           --            --
                             -----------   ----------    -----------   -----------   ----------   -----------
      Total amount due        11,322,164    4,014,494     14,877,442    31,851,454    1,688,558    63,754,112

Less:
   Unearned fees                      --        2,020        182,973       154,608           --       339,601
   Allowance for loan
      losses                     290,496       55,186        206,920       576,286       39,470     1,168,358
                             -----------   ----------    -----------   -----------   ----------   -----------
Loans, net                   $11,031,668   $3,957,288    $14,487,549   $31,120,560   $1,649,088   $62,246,153
                             ===========   ==========    ===========   ===========   ==========   ===========

(1) Amount includes overdrawn deposit accounts.

The following table sets forth at December 31, 2002, the dollar amount of all loans, due after December 31, 2002, and whether such loans have fixed or variable interest rates.

                                                Due After December 31, 2002
                                         ---------------------------------------
                                            Fixed        Variable       Total
                                         -----------   -----------   -----------
Commercial Loans:
   Unsecured                             $ 7,078,804   $ 4,243,360   $11,322,164
   Secured                                 2,827,933     1,186,561     4,014,494
Real Estate
   Commercial                                517,259    30,840,691    31,357,950
   One-to-four                               493,504            --       493,504
Construction                                      --    14,877,442    14,877,442
Other loans                                1,688,558            --     1,688,558
                                         -----------   -----------   -----------
   Total loans                           $12,606,058   $51,148,054   $63,754,112
                                         ===========   ===========   ===========

Commercial Business Lending. The Bank originates commercial business loans directly to the professional and business community in its market area. The Bank targets small to medium sized business, and professionals such as lawyers, doctors and accountants. Applications for commercial business loans are obtained primarily from customers that the Board of Directors and senior management has direct knowledge of or from branch referrals. As of December 31, 2002, commercial loans totaled $15,336,658 or 24.1% of total loans.

Commercial loans originated by the Bank generally have terms of five years or less and have adjustable interest rates tied to the Wall Street Journal Prime Rate plus a margin. Such loans may be secured or unsecured. Secured commercial loans can be collateralized by real estate, receivables, inventory and other assets. All commercial loans are backed by the personal guarantee of all the principals of the borrower. Commercial loans generally have shorter maturities and higher yields than residential lending. Commercial lending is generally considered to involve a greater credit risk than certain other types of loans. Management has extensive experience in originating commercials loans within its marketplace.


Commercial loans generally carry the greatest credit risks of the loans in the Bank's portfolio because repayment is more dependent on the success of the business operations of the borrower. Some of these loans are unsecured and those that are secured frequently have collateral that rapidly depreciates or is difficult to control in the event of a default.


Commercial Real Estate Lending. The Bank originates commercial real estate loans that are generally secured by properties used exclusively for business purposes such as retail stores, other mixed-use (business and residential) properties, restaurants, light industrial and small office buildings located in the Bank's primary market area. The Bank's commercial real estate loans are generally made in amounts up to the lesser of 70% of the appraised value of the property or the Bank's current loans-to-one borrower limit. These loans are generally made with terms up to ten years for fixed rate loans and 20 years for adjustable rate loans and bear interest rates at approximately 100 basis points above the corresponding Prime Rate. A significant portion of these loans are subject to an interest rate floor ranging between 7.00% to 7.50%. The Bank's underwriting standards consider the collateral of the borrower, the net operating income of the property and the borrower's expertise, credit history and profitability. The Bank requires personal guarantees from the borrower or the principals of the borrowing entity. At December 31, 2002, the Bank's commercial real estate loans totaled $31,851,454, or 49.9% of total loans.

Loans secured by commercial real estate are generally larger and involve greater risks than one-to-four family residential mortgage loans, but generally lesser risks than commercial loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation and management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy, to a greater extent than other types of loans. Victory State Bank seeks to minimize these risks through its lending policies and underwriting standards, which restrict new originations of such loans to the Bank's primary lending area and qualify such loans on the basis of the property's income stream, collateral value and debt service ratio.


Construction Lending. The Bank's construction loans primarily have been made to finance the construction of one- to four-family residential properties and, to a lesser extent, multi-family residential real estate properties. The Bank's policies provide that construction loans may be made in amounts up to the lesser of 80% of the total hard and soft costs of the project or the Bank's loans-to one-borrower limitation. The Bank generally requires personal guarantees. Construction loans generally are made with primarily Prime-Based terms, up to 12 months. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant. At December 31, 2002, the Bank's construction loans totaled $14,877,442 or 23.3% of total loans.


Construction loans generally carry greater credit risks than residential mortgage loans because their repayment is more dependent on the borrower's ability to sell or rent units under construction and the general as well as local economic conditions. Because payments on construction loans are often dependent on the successful completion of construction project and the management of the project, repayment of such loans may be subject to adverse conditions in the real estate market or the economy, to a greater extent than other types of loans.


Other Loans. The Bank also offers other loans in the form of secured equity (second mortgage) loans and secured and unsecured personal loans. These second mortgage loans are originated either as fixed-rate loans with terms up to ten years or as Prime-Based loans with terms up to 10 years. These loans are generally subject to a 75% combined loan-to-value limitation, including any other outstanding mortgage or lien on the property. As of December 31, 2002 other loans totaled $1,688,558 or 2.7% of the Bank's total loan portfolio.

Second mortgage loans which are underwritten pursuant to the standards applicable to one- to four-family residential loans, the underwriting standards employed by the Bank for other loans include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to meet payments on the proposed loan along with the borrower's existing obligations. In addition to the creditworthiness of the applicant, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. The combined mortgage debt on properties securing consumer loans generally do not exceed 75% of its appraised value.

Loan Approval Procedures and Authority. All unsecured loans in excess of $200,000 and any secured loan over $350,000, are reviewed and approved by the Loan Committee, which consists of seven board members, prior to commitment. Any secured loan of $350,000 or less and unsecured loans of $200,000 or less may be approved by underwriters designated by the Chief Executive Officer.

Consumer loans not secured by real estate and unsecured consumer loans, depending on the amount of the loan and the loan to value ratio, where applicable, require the approval of the Chief Lending Officer and/or Chief Executive Officer.

For all loans originated by the Bank, upon receipt of a completed loan application from a prospective borrower, a credit report is ordered and certain other information is verified by an independent credit agency and, if necessary, additional financial information is required. An appraisal of the real estate intended to secure the proposed loan is required to be performed by an independent appraiser designated and approved by the Bank. The Board annually approves the independent appraisers used by the Bank and approves the Bank's appraisal policy as set forth in the Bank's Loan Policy. It is the Bank's policy to obtain title insurance on all real estate first mortgage loans. Borrowers must also obtain hazard insurance prior to closing. Some borrowers are required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Bank makes disbursements for items such as real estate taxes.


Environmental Issues

The Bank encounters environmental risks in its lending activities, primarily in loans that include real estate collateral or loans to businesses that are involved in environmental risk businesses. Under federal and state environmental laws, lenders may become liable for costs of cleaning up hazardous materials found on properties securing their loans. In addition, the existence of hazardous materials may make it unattractive for a lender to foreclose on such properties. Although environmental risks are usually associated with loans secured by commercial real estate, risks also may be substantial for residential real estate loans if environmental contamination makes security property unsuitable for use. As of December 31, 2002, the Bank was not aware of any environmental issues that would subject the Bank to material liability. No assurance, however, can be given that the values of properties securing loans in the Bank's portfolio will not be adversely affected by unforseen environmental contamination.


Delinquencies and Classified Assets

Delinquent Loans. The Bank's collection procedures for mortgage loans include sending a past due notice at 15 days and a late notice after payment is 30 days past due. In the event that payment is not received after the late notice, letters are sent or phone calls are made to the borrower. When contact is made with the borrower at any time prior to foreclosure, the Bank will attempt to obtain full payment or work out a repayment schedule with the borrower to avoid foreclosure. Generally, foreclosure procedures are initiated when a loan is over 90 days delinquent. Property foreclosed upon is held by the Bank as real estate owned at the lower of its appraised value less costs to dispose, or cost. The Bank ceases to accrue interest on all loans 90 days past due and reverses all interest due when the loan becomes non-accrual. The Bank continues to accrue interest on construction loans that are 90 days past contractual maturity date if the loan is expected to be paid in full in the next 60 days and all interest is paid up to date.

The collection procedures for other loans generally include telephone calls to the borrower after ten days of the delinquency and sending late notices at 15 and 25 days past due. Letters and telephone calls generally continue until the matter is referred to a collection attorney or resolved. After the loan is 90 days past due, the matter is referred to counsel and are written-off by the Bank and secured loans may be foreclosed upon or negotiations with the borrower continued.

Classified Assets. Federal regulations and the Bank's Loan Review and Risk Rating Policy provide for the classification of loans and other assets considered by the NYSBD and the FDIC to be of lesser quality as "Substandard", "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected.

Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention" by management. The Bank had twenty-four (24) loans, in the aggregate amount of $2,923,233, classified as special mention, eleven (11) loans, in the aggregate amount of $530,711, classified as substandard and two
(2) loans, in the aggregate amount of $56,490, classified as doubtful as of December 31, 2002.

When an insured institution classifies one or more assets, or proportions thereof, as Substandard or Doubtful, it is required to provide, as part of its general allowance for loan losses, an amount deemed prudent by management with respect to the classified assets. A general allowance represents loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike a specific allowance, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or proportions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

The Bank's policies provide that the Loan Review Officer and the Board of Directors regularly review problem loans and review all classified assets reported to the NYSBD and the FDIC on a quarterly basis. The Bank believes its policies are consistent with the regulatory requirements regarding classified assets. A state-chartered banking institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the NYSBD and the FDIC, which can order the establishment of additional general or specific loss allowances.

All assets classified by the Bank as Doubtful or Loss are included in non-performing loans delinquent 90 days or more or are included in real estate owned. At December 31, 2002, the Bank had two (2) loans, in the aggregate amount of $56,490 classified as Doubtful and no assets classified as Loss.

The following table sets forth delinquencies in the Bank's loan portfolio as of the dates indicated:

                                                 At December 31, 2002
                                       ---------------------------------------
                                           60-89 Days         90 Days or more
                                       ------------------   ------------------
                                       Number   Principal   Number   Principal
                                       ------   ---------   ------   ---------

Commercial real estate                   --       $  --        2      $612,913
Commercial construction                  --          --       --            --
Commercial                               --          --       --            --
Other                                    --          --       --            --
                                        ---       -----      ---      --------
Total                                    --       $  --        2      $612,913
                                        ===       =====      ===      ========
Delinquent loans to total loans                    0.00%                  0.96%

                                                 At December 31, 2001
                                       ---------------------------------------
                                           60-89 Days         90 Days or more
                                       ------------------   ------------------
                                       Number   Principal   Number   Principal
                                       ------   ---------   ------   ---------

Commercial real estate                   --      $   --       --       $  --
Commercial construction                   1       7,376       --          --
Commercial                               --          --       --          --
Other                                    --          --       --          --
                                         --      ------       --       -----
Total                                     1      $7,376       --       $  --
                                         ==      ======       ==       =====
Delinquent loans to total loans                    0.01%                0.00%

Loans past due 90 days or more at December 31, 2002 are classified as such because they are contractually past maturity. However, they are still accruing interest, which is being paid on a monthly basis. The Bank continues to accrue interest on construction loans that are 90 days past contractual maturity date if the loan is paid in full in the next 60 days and all accrued interest is paid up to date. Therefore the loans are considered to be performing loans as of December 31, 2002.

Non-performing Assets. The following table sets forth information about the Bank's non-performing assets at December 31, 2002 and 2001.

                                               At December 31,   At December 31,
                                                    2002              2001
                                               ---------------   ---------------
Non-performing assets:
   Commercial loans:
      Unsecured                                   $ 14,734          $ 70,000
   Commercial real estate                          313,039           579,601
                                                  --------          --------
      Total non-performing
         assets                                   $327,773          $649,601
                                                  ========          ========
Non-performing loans to total
   loans                                              0.51%             1.28%
Non-performing loans to total
   assets                                             0.24%             0.65%
Non-performing assets to total
   assets                                             0.24%             0.65%

The following table sets forth the aggregate carrying value of the Bank's assets classified as Substandard, Doubtful and Loss according to asset type:

                                     At December 31, 2002   At December 31, 2002
                                          Substandard             Doubtful
                                     --------------------   --------------------
                                     Number       Amount    Number       Amount
                                     ------      --------   ------      --------
Classification of assets:
Commercial Loans:
   Unsecured                            4        $ 91,533      --            --
Commercial Real Estate                  6         435,691       2        56,490
Other                                   1           3,487      --            --
                                       --        --------      --       -------
   Total loans                         11        $530,711       2       $56,490
                                       --        --------      --       -------

No assets were classified as Loss at year end 2002.

Allowance for Loan Losses


The Banks' Allowance for Loan Losses is established through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy.

When analyzing the adequacy of the allowance for loan losses, management first considers performing loans in the Bank's loan portfolio that have no material identified weaknesses. Management considers historical experience, the state of the economy, the Bank's credit process, the nature of collateral, industry trends, geographic considerations and other factors, when assessing these loans. Management then establishes an amount equal to a fixed percentage of the performing loans in each of the Bank's five principal loan categories as appropriate to included in the allowance to cover inherent weaknesses in the broad category of loans. Currently, these percentages are: commercial secured - 0.75%; commercial unsecured - 1.75%; residential secured - 0.50%; consumer secured - 0.75%; consumer unsecured - 1.75%.

In addition, management analyzes each loan that has been identified as having specific weaknesses to determine the appropriate level of the allowance for that loan. This analysis considers both the general factors which are considered in assessing performing loans as well as specific facts pertinent to each loan, such as collateral value, borrower's income and ability to repay, payment history, the reasons for and length of the delinquency, and the value of any credit support. In general, loans designated as special mention have allowance equal to 2.5% to 5.0% of the loan amount; loans classified as substandard have a 15% to 20% allowance factor; loans classified as doubtful have a 50% allowance factor and loans classified as loss have a 100% allowance factor. Although loans may be analyzed individually or in groups to determine the adequacy of the allowance, the entire allowance is available for any losses that occur.

In order to determine its overall adequacy, an independent loan review firm, senior management and the Board of Directors review the allowance for loan losses quarterly. If they determine that the allowance is inadequate, then management increases the provision for loan losses to bring the allowance up to a level deemed adequate. Federal and state bank regulators also analyze the adequacy of the allowance for loan losses.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary, based on changes in economic and local market conditions beyond management's control. In addition, federal and state bank regulatory agencies periodically review the Bank's loan loss allowance as part of their periodic safety and soundness examinations of the Bank. They may recommend or seek to compel increases in the allowance if they believe that weaknesses in the loan portfolio are more significant than management's assessment.

Based upon all relevant and presently available information, management believes that the current allowance for loan losses is adequate. The Bank will continue to monitor and modify the level of its allowance for loan losses in order to maintain such allowance at a level which management considers adequate.


As of December 31, 2002, the Bank's allowance for loan losses was $1,168,358, or 1.83% of total loans. The Bank will continue to monitor and modify its allowance for loan losses as conditions dictate. Although the Bank maintains its allowance at a level which it considers adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

The following table sets forth the activity in the Bank's Allowance for Loan
Losses:

                                                              For the Year
                                                                 Ended
                                                              December 31,
                                                         ----------------------
                                                            2002        2001
                                                         ----------   ---------

Allowance for Loan Losses:
   Balance at beginning of period                        $  894,692   $ 766,377
   Charge-offs:
   Commercial loans:
      Unsecured                                            (130,191)   (229,337)
   Other loans                                              (24,421)    (15,444)
                                                         ----------   ---------
Total charge-offs                                          (154,612)   (244,781)
Recoveries                                                   73,278      68,096
Provision charged to income                                 355,000     305,000
                                                         ----------   ---------
Balance at end of period                                 $1,168,358   $ 894,692
                                                         ==========   =========

Ratio of net charge-offs during the period to
   average loans outstanding during the period                 0.27%       0.51%
Ratio of allowance for loan losses to
   total loans at the end of period                            1.83%       1.77%
Ratio of allowance for loan losses to
   non-performing loans at the end of the period             356.45%     137.73%
Ratio of allowance for loan losses to
   non-performing assets at the end of the period            356.45%     137.73%

The following table sets forth the allocation of the Bank's Allowance for Loan Losses among each of the categories listed.

                                        At December 31,          At December 31,
                                             2002                     2001
                                   ------------------------   ----------------------
                                                % of Loans               % of Loans
                                                in Category              in Category
                                                    to                        to
                                     Amount     Total Loans    Amount    Total Loans
                                   ----------   -----------   --------   -----------
Allowance:
   Commercial loans:
      Unsecured                    $  290,496       17.8%     $218,772       21.6%
      Secured                          55,186        6.3       290,535        8.6
   Commercial real estate             567,390       49.1       279,512       42.5
   Residential real estate loans        8,896        0.8         2,351        0.7
   Construction loans                 206,920       23.3        79,030       24.3
   Other loans                         39,470        2.7        24,492        2.3
                                   ----------      -----      --------      -----
Total allowances                    1,168,358      100.0%      894,692      100.0%
                                   ----------      =====      --------      =====

Total allowance for
   loan losses                     $1,168,358                 $894,692
                                   ==========                 ========

Investment Activities

State-chartered banking institutions have the authority to invest in various types of liquid assets, including United States Treasury Obligations, securities of various federal agencies, certain certificates of deposits of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Additionally, it is appropriate for the Bank to maintain investments for ongoing liquidity needs and the Bank has maintained liquid assets at a level believed to be adequate to meet its normal daily activities.

The investment policy of the Bank, established by the Board of Directors and implemented by the Asset/Liability Committee, attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Bank's lending activities. Although the Bank classifies most of its securities portfolio as available for sale, it is the Bank's practice to retain most of its securities until they mature.

Specifically, the Bank's policies generally limit investments to government and federal agency backed securities or AAA rated securities, including corporate debt obligations, that are investment grade with weighted average lives of seven years or less. The Bank's policies provide that all investment purchases be ratified by the Board and may only be initiated by the President or Chief Financial Officer of the Bank. At December 31, 2002, the Bank did not have any money market securities. Investment securities consist of collateralized mortgage obligations ("CMO") with an average life of 4.0 years or less, mortgage-backed securities ("MBS") with a balloon maturity within seven years and U.S. Treasury Bills with a maturity of less than 1 year. These CMOs and MBS are backed by federal agencies such as Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC") or are "AAA" rated whole loan securities. At December 31, 2002, the Bank had investment securities, in the aggregate amount of $42,192,075 with a market value of $42,999,660. The entire investment portfolio at December 31, 2002, was classified as available for sale and is accounted on a fair market value basis.

The following table sets forth certain information regarding the carrying and market values of the Bank's money market securities portfolio, which was classified as held to maturity, at the dates indicated:

                                                      At December 31,
                                          --------------------------------------
                                                 2002                2001
                                          -----------------   ------------------
                                          Carrying   Market   Carrying    Market
                                           Value     Value     Value      Value
                                          --------   ------   --------   -------

Money market investments
   Federal funds sold and
      overnight deposits                  $  --      $  --     $    --   $    --
   FHLB Term Deposits                        --         --      50,187    50,187
                                          -----      -----     -------   -------

      Total                               $  --      $  --     $50,187   $50,187
                                          =====      =====     =======   =======

The table below sets forth certain information regarding the carrying value, weighted average yields and stated maturities of the Bank's money market securities at December 31, 2002 and 2001.

                                                At December 31,
                            -------------------------------------------------------
                                       2002                        2001
                            --------------------------   --------------------------
                                      Weighted                     Weighted
                            Under 1    Average           Under 1    Average
                             Year       Yield    Total    Year       Yield    Total
                            -------   --------   -----   -------   --------   -----
Money Market Securities:
   Federal funds sold and
      overnight deposits    $    --        --%   $  --   $    --      --%     $  --
   FHLB Term Deposits            --        --       --    50,187      --         --
                            -------              -----   -------              -----

      Total                 $    --        --%   $  --   $50,187      --%     $  --
                            =======              =====   =======              =====

The following table sets forth certain information regarding the amortized cost and market values of the investment securities, available for sale portfolio at the dates indicated:

                                                                 At December 31,
                                             -----------------------------------------------------
                                                        2002                       2001
                                             -------------------------   -------------------------
                                              Amortized       Market      Amortized      Market
                                                Cost          Value          Cost         Value
                                             -----------   -----------   -----------   -----------
Investments securities, available for sale
U.S. Treasuries                                       --            --   $   994,363   $   995,890
FNMA 7 Year Balloon                            1,103,196     1,183,522     2,029,830     2,115,047
FHLMC                                          2,886,223     2,957,504     2,238,701     2,232,368
Collateralized mortgage obligations           38,202,656    38,858,634    33,755,633    33,943,693
                                             -----------   -----------   -----------   -----------

                                             $42,192,075   $42,999,660   $39,018,527   $39,286,998
                                             ===========   ===========   ===========   ===========

The table below sets forth certain information regarding the amortized cost value, weighted average yields and stated maturities of the Bank's investment securities at December 31, 2002 and 2001.

                                                                    At December 31,
                                                                         2002
                         ---------------------------------------------------------------------------------------------------
                                    Weighted              Weighted              Weighted               Weighted
                         Less Than   Average    1 To 5     Average    5 To 10    Average    Over 10     Average
                          1 Year     Yield      Years      Yield       Years     Yield       Years       Yield      Total
                         ---------  --------  ----------  --------  ----------  --------  -----------  --------  -----------
Investment Securities:
FNMA 7 Year Balloon       $    --       --%   $1,103,196    6.76%   $       --      --%   $        --      --%   $ 1,103,196
FHLMC                          --       --            --      --     2,886,223    5.42             --      --      2,886,223
Collateralized Mortgage
   Obligations             57,999     5.92       256,209    7.12     3,806,064    5.15     34,082,384    5.07     38,202,656
                          -------             ----------            ----------            -----------            -----------

Total                     $57,999     5.92%   $1,359,405    6.83%   $6,692,287    5.27%   $34,082,384    5.07%   $42,192,075
                          =======             ==========            ==========            ===========            ===========

                                                                    At December 31,
                                                                         2001
                         ----------------------------------------------------------------------------------------------------
                                    Weighted              Weighted               Weighted               Weighted
                         Less Than  Average     1 To 5    Average     5 To 10    Average     Over 10    Average
                           1 Year    Yield      Years      Yield       Years      Yield       Years      Yield       Total
                         ---------  --------  ----------  --------  -----------  --------  -----------  --------  -----------
Investment Securities:
U.S. Treasuries           $994,363    2.42%   $       --      --%   $        --      --%   $        --     --%    $   994,363
FNMA 7 Year Balloon             --      --     2,029,830    6.70             --      --             --     --       2,029,830
FHLMC                           --      --            --      --      2,238,701    5.48             --     --       2,238,701
Collateralized Mortgage
   Obligations                  --      --       283,385    5.99      8,137,584    5.89     25,334,664   5.77      33,755,633
                          --------            ----------            -----------            -----------            -----------

Total                     $994,363    2.42%   $2,313,215    6.61%   $10,376,285    5.80%   $25,334,664   5.77%    $39,018,527
                          ========            ==========            ===========            ===========            ===========

Source of Funds

General. Deposits are the primary source of the Bank's funds for use in lending, investing and for other general purposes. In addition to deposits, the Bank derives funds from loan principal repayments and prepayments. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows are influenced by general interest rates and money market conditions.

Deposits. The Bank offers a variety of deposit accounts having a range of interest rates and terms. The Bank's deposits consist of non-interest bearing checking accounts, money market accounts, time deposit ("certificate") accounts, statement savings and NOW accounts. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Bank's deposits are obtained primarily from the areas in which its offices are located. Certificate accounts in excess of $100,000, are not actively solicited by the Bank nor does the Bank use brokers to obtain deposits. Management constantly monitors the Bank's deposit accounts and, based on historical experience, management believes it will retain a large portion of such accounts upon maturity. Deposit account terms offered by the Bank vary according to the minimum balance required, the time periods that the funds must remain on deposit and the interest rates, among other factors. The Bank is not limited with respect to the rates that it may offer on its deposits. In determining the characteristics of its deposit accounts, consideration is given to profitability to the Bank, matching terms of the deposits with loan products, the attractiveness to the customers and the rates offered by the Bank's competitors.

The Bank's focus on customer service, primarily focused on the business and professional community in its marketplace, has facilitated its retention of non-interest bearing checking accounts and low costing NOW and money market accounts, which generally have interest rates substantially less than certificate of deposits. At December 31, 2002, these types of low cost deposit accounts amounted to $98,297,536, or 79.5% of total deposits.

The following table presents the deposit activity of the Bank for the periods indicated.

                                            Year Ended     Year Ended     Year Ended
                                           December 31,   December 31,   December 31,
                                               2002           2001           2000
                                           ------------   ------------   ------------
Beginning balance                          $ 91,132,816   $58,951,626    $44,195,266
   Net increase before interest credited     31,747,263    31,102,924     13,825,840
   Interest credited on deposits                822,286     1,078,266        930,520
                                           ------------   -----------    -----------

Ending balance                             $123,702,365   $91,132,816    $58,951,626
                                           ============   ===========    ===========

The following table represents time deposits at December 31, 2002 over $100,000:

     Maturity Period                                                    Amount
     ---------------                                                  ----------

Three months or less                                                  $6,861,925
Over three through six months                                            908,935
Over six through 12 months                                               490,759
Over 12 months                                                           202,333
                                                                      ----------
   Total                                                              $8,463,952
                                                                      ==========

The following table presents by various rate categories, the amount and the periods to maturity of the certificate accounts outstanding at December 31, 2002.

                                      Over Six Mos.   Over One Year   Over Two Years
                        Six Months     Through One     Through Two     Through Three   Over Three
                         And Less          Year           Years            Years          Years        Total
                        -----------   -------------   -------------   --------------   ----------   -----------
Certificate accounts:
   1.00% to 1.99%       $13,310,087    $1,871,524       $484,349        $       --      $   --      $15,665,960
   2.00% to 2.99%           429,372       150,654         51,109         1,083,095          --        1,714,230
   3.00% to 3.99%                --            --             --           397,841          --          397,841
   4.00% to 4.99%                --            --             --                --          --               --

                        -----------    ----------       --------        ----------      ------      -----------
                        $13,739,459    $2,022,178       $535,458        $1,480,936      $   --      $17,778,031
                        ===========    ==========       ========        ==========      ======      ===========

Borrowings

The Bank does not routinely utilize borrowings. At December 31, 2002 and 2001, the Bank had no borrowings outstanding.

Personnel

As of December 31, 2002, the Bank had 36 full-time employees and 15 part-time employee. These employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good.

                           REGULATION AND SUPERVISION

Regulation of VSB Bancorp, Inc.

VSB, as a New York corporation, is subject to and governed by the New York Business Corporation Law. VSB will be a bank holding company or a financial holding company, and thus will be subject to regulation, supervision, and examination by the Federal Reserve. The Bank is subject to regulation, supervision, and examination by the FDIC as its primary federal regulator and by the New York State Banking Department as its state regulator.

Bank Holding Company Regulation. As a bank holding company, VSB will be required to file periodic reports and other information with the Federal Reserve, and the Federal Reserve may conduct examinations of VSB.

After the holding company reorganization, VSB will be subject to capital adequacy guidelines of the Federal Reserve. The guidelines apply on a consolidated basis and require bank holding companies to maintain a minimum ratio of tier 1 capital to total assets of 4.0%. The minimum ratio is 3.0% for the most highly rated bank holding companies. The Federal Reserve's capital adequacy guidelines also require bank holding companies to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8.0%, and a minimum ratio of tier 1 capital to risk-weighted assets of 4.0%. As of December 31, 2002, the Bank's ratio of Tier 1 capital to total assets was 7.0%, its ratio of Tier 1 capital to risk-weighted assets was 11.45%, and its ratio of qualifying total capital to risk-weighted assets was 12.71%. Immediately after the holding company reorganization, the capital ratios of VSB will be substantially identical to the capital ratios of the Bank at that time.

VSB's ability to pay dividends can be restricted if its capital falls below levels established by the Federal Reserve's guidelines.

Federal Reserve approval is required if VSB seeks to acquire direct or indirect ownership or control of 5% or more of the voting shares of a bank or bank holding company. Federal Reserve approval also must be obtained for VSB to acquire all or substantially all the assets of a bank or merge or consolidate with another bank holding company. These provisions also would apply to a bank holding company that sought to acquire 5% or more of the common stock of or to merge or consolidate with VSB.

Bank holding companies like VSB are currently prohibited from engaging in activities other than banking and activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. The Federal Reserve regulations contain a list of permissible non-banking activities, that are closely related to banking or managing or controlling banks and the Federal Reserve has identified a limited number of additional activities by order. These activities include lending activities, certain data processing activities, and securities brokerage and investment advisory services, trust activities and leasing activities. A bank holding company must file an application or a notice with the Federal Reserve prior to acquiring more than 5% of the voting shares of a company engaged in such activities. A bank holding company that is well capitalized and well managed and meets other conditions may provide notice after making the acquisition.

After the holding company reorganization, VSB will have the right to elect to be treated as a financial holding company if the Bank is well capitalized and well managed and has at least a satisfactory record of performance under the Community Reinvestment Act. Financial holding companies that meet certain conditions may engage in activities that are financial in nature or incidental to financial activities, or activities that are complementary to a financial activity and do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. Federal law identifies certain activities that are deemed to be financial in nature, including non-banking activities currently permissible for bank holding companies to engage in both within and outside the United States, as well as insurance and securities underwriting and merchant banking activities. The Federal Reserve may identify additional activities that are permissible financial activities. No prior notice to the Federal Reserve is required for a financial holding company to acquire a company engaged in these activities or to commence these activities directly or indirectly through a subsidiary.

VSB has not elected to be treated as a financial holding company since it has no current plans to use the authority to engage in expanded activities. However, it may elect to do so in the future.

Restrictions on Acquisition of VSB and the Bank

Applicable provisions of the New York Banking Law, the federal Bank Holding Company Act, and other federal statutes, restrict the ability of persons or entities to acquire control of a bank holding company such as VSB. Under the Change in Bank Control Act, persons who intend to acquire control of a bank holding company, either directly or indirectly or through or in concert with one or more persons must give 60 days' prior written notice to the Federal Reserve. "Control" would exist when an acquiring party directly or indirectly has voting control of at least 25% of VSB's voting securities or the power to direct the management or policies of the company. Under Federal Reserve regulations, a rebuttable presumption of control would arise with respect to an acquisition where, after the transaction, the acquiring party has ownership control, or the power to vote at least 10% (but less than 25%) of VSB's common stock.

The New York Banking Law requires prior approval of the New York Banking Board before any action is taken that causes any company to acquire direct or indirect control of a banking institution that is organized in the State of New York. The term "control" is defined generally to mean the power to direct or cause the direction of the management and policies of the banking institution and is presumed to exist if the company owns, controls or holds with power to vote 10% or more of the voting stock of the banking institution.

Section 912 of the New York Business Corporation Law, known as the New York Anti-Takeover Law, restricts the ability of interested stockholders to engage in business combinations with a New York corporation. In general terms, Section 912 prohibits any New York corporation covered by the statute from merging with an interested shareholder (i.e., one who owns 20% or more of the outstanding voting stock) for five years following the date on which the interested shareholder first acquired 20% of the stock, unless before that date the Board of Directors of the corporation had approved either the merger or the interested shareholder's stock purchase.

Section 912 defines an interested stockholder as the beneficial owner, directly or indirectly, of 20% or more of the outstanding voting stock of a corporation; and certain other entities that have owned 20% or more of a corporation's stock during the past five years. A business combination is defined as a merger, consolidation, sale of 10% or more of the assets, or similar transaction.

Unless an interested stockholder waits five years after becoming an interested stockholder to engage in a business combination, the business combination is prohibited unless the Board of Directors of VSB has approved either (a) the business combination or (b) the acquisition of stock by the interested stockholder, before the interested stockholder acquired its 20% interest. Even though the interested stockholder waits five years, the business combination is prohibited unless either:

     (i) the business combination or the acquisition of stock by the interested stockholder was approved by the Board of Directors before the interested stockholder acquired its 20% interest;

     (ii) the business combination is approved by a majority vote of all outstanding shares of stock not beneficially owned by the interested stockholder or its affiliates or associates at a meeting held at least five years after the interested stockholder becomes an interested stockholder; or

     (iii) the price paid for common stock acquired in the business combination is, in general terms, at least as much as the greater of (a) highest price paid by the interested stockholder for any stock since the interested stockholder first owned 5% of the stock of the corporation, or (b) the market value of the stock as of the date of announcement of the business combination; and the price paid for stock other than common stock is subject to comparable minimum standards.

Regulation of the Bank

The Bank is subject to extensive regulation and examination by the New York State Banking Department ("Department"), as its chartering authority, and by the FDIC, as the insurer of its deposits. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The Bank must file reports with the Department and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as establishing branches and mergers with, or acquisitions of, other depository institutions. There are periodic examinations by the Department and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or as a result of the enactment of legislation, could have a material adverse impact on the Bank and their operations.

Capital Requirements

The FDIC promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks, which, like the Bank, are not members of the Federal Reserve System.

The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulation, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Tier I or core capital is defined as the sum of common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain mortgage servicing rights.

The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of a ratio of total capital (which is defined as Tier I capital and supplementary capital) to risk-weighted assets of 8.0% and Tier I capital to risk-weighted assets of 4%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are the same as for the leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

At December 31, 2002, the Bank met each of its capital requirements.

In August 1995, the FDIC, along with the other federal banking agencies, adopted a regulation providing that the agencies will take account of the exposure of a bank's capital and economic value to changes in interest rate risk in assessing a bank's capital adequacy. According to the agencies, applicable considerations include the quality of the bank's interest rate risk management process, the overall financial condition of the bank and the level of other risks at the bank for which capital is needed. Institutions with significant interest rate risk may be required to hold additional capital. The agencies issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy. The agencies have determined not to proceed with a previously issued proposal to develop a supervisory framework for measuring interest rate risk and an explicit capital component for interest rate risk.

The following table is the Bank's actual capital amounts and ratios. No deductions were made for qualitative judgments by regulators:

                                                                              To be well-capitalized
                                                            For capital      under prompt corrective
                                         Actual          adequacy purposes       action provisions
                                  -------------------   ------------------   -----------------------
                                     Amount     Ratio     Amount     Ratio       Amount     Ratio
                                  -----------   -----   ----------   -----     ----------   -----
As of December 31, 2002
   Tier 1 Capital
      (to Average Assets)         $ 9,336,000    7.00%  $5,333,760   4.00%     $6,667,200    5.00%
   Tier 1 Capital
      (to Risk Weighted Assets)     9,336,000   11.43%   3,268,240   4.00%      4,902,360    6.00%
   Total Capital
      (to Risk Weighted Assets)    10,359,000   12.68%   6,536,480   8.00%      8,170,600   10.00%

Activities and Investments of New York-Chartered Banks.

The Bank derives its lending, investment and other authority primarily from the applicable provisions of New York State Banking Law and the regulations of the Department, as limited by FDIC regulations and other federal laws and regulations. See "- Activities and Investments of FDIC Insured State-Chartered Banks." These New York laws and regulations authorize banks, including the Bank, to invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, State and local governments and agencies, certain types of corporate equity securities and certain other assets. Under the statutory authority for investing in equity securities, a bank may directly invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the bank's assets, except as set forth below. Such equity securities must meet certain tests of financial performance. A bank's aggregate lending powers are not subject to percentage of asset limitations, although there are limits applicable to single borrowers. A New York-chartered bank may also exercise trust powers upon approval of the Department. The Bank does not have trust powers.

The New York Banking Board has the power to adopt regulations that enable state chartered banks to exercise the rights, powers and privileges permitted for a national bank. The statute granting the power to adopt such regulations expires on September 10, 2003, but any regulations already adopted would continue to be effective. The Bank has not engaged in material activities authorized by such regulations.

With certain limited exceptions, a New York-chartered bank may not make loans or extend credit for commercial, corporate or business purposes (including lease financing) to a single borrower, the aggregate amount of which would be in excess of 15% of the Bank's net worth, on an unsecured basis, and 25% of the net worth if the loan is collateralized by readily marketable collateral or collateral otherwise having a value equal to the amount by which the loan exceeds 15% of the Bank's net worth. The Bank currently complies with all applicable loans-to-one-borrower limitations.

Activities and Investments of FDIC-Insured State-Chartered Banks.

The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investments may not exceed 2% of the bank's total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met. In addition, an FDIC-insured state-chartered bank may not directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements.

Regulatory Enforcement Authority

Applicable banking laws include substantial enforcement powers available to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

Under the New York State Banking Law, the Department may issue an order to a New York-chartered banking institution to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. Upon a finding by the Department that any director, trustee or officer of any banking organization has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the banking organization after having been notified by the Department to discontinue such practices, such director, trustee or officer may be removed from office by the Department after notice and an opportunity to be heard. The Bank does not know of any past or current practice, condition or violation that might lead to any proceeding by the Department against the Bank or any of its directors or officers. The Department also may take possession of a banking organization under specified statutory criteria.

Prompt Corrective Action.

Section 38 of the Federal Deposit Insurance Act ("FDIA") provides the federal banking regulators with broad power to take "prompt corrective action" to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Under regulations adopted by the federal banking regulators, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. The regulations also provide that a federal banking regulator may, after notice and an opportunity for a hearing, reclassify a "well capitalized" institution as "adequately capitalized" and may require an "adequately capitalized" institution or an "undercapitalized" institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. The federal banking regulator may not, however, reclassify a "significantly undercapitalized" institution as "critically undercapitalized."

An institution generally must file a written capital restoration plan which meets specified requirements, as well as a performance guaranty by each company that controls the institution, with an appropriate federal banking regulator within 45 days of the date that the institution receives notice or is deemed to have notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Immediately upon becoming undercapitalized, an institution becomes subject to statutory provisions, which, among other things, set forth various mandatory and discretionary restrictions on the operations of such an institution.

At December 31, 2002, the Bank had capital levels, which qualified it as a "well-capitalized" institution.

FDIC Insurance

The Bank is a member of the Bank Insurance Fund ("BIF") administered by the FDIC. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC.

The FDIC may terminate the deposit insurance of any insured depository institution, including the Bank, if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances, which would result in termination of the Bank's deposit insurance.

Brokered Deposits

The FDIA restricts the use of brokered deposits by certain depository institutions. Under federal law and applicable regulations, (i) a "well capitalized insured depository institution" may solicit and accept, renew or roll over any brokered deposit without restriction, (ii) an "adequately capitalized insured depository institution" may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC and (iii) an "undercapitalized insured depository institution" may not (x) accept, renew or roll over any brokered deposit or (y) solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in such institution's normal market area or in the market area in which such deposits are being solicited. The term "undercapitalized insured depository institution" is defined to mean any insured depository institution that fails to meet the minimum regulatory capital requirement prescribed by its appropriate federal banking agency. The FDIC may, on a case-by-case basis and upon application by an adequately capitalized insured depository institution, waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution. The Bank had no brokered deposits outstanding at December 31, 2002.

Community Investment and Consumer Protection Laws

In connection with its lending activities, the Bank is subject to a variety of federal laws designed to protect borrowers and promote lending to various sectors of the economy and population. Included among these are the Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, Truth-in-Lending Act, Equal Credit Opportunity Act, Fair Credit Reporting Act and Community Reinvestment Act ("CRA").

The CRA requires insured institutions to define the assessment areas that they serve, identify the credit needs of those assessment areas and take other actions that respond to the credit needs of the community. The responsible federal banking regulator (in the case of the Bank, the FDIC) must conduct regular CRA examinations of insured financial institutions and assign to them a CRA rating of "outstanding," "satisfactory," "needs improvement" or "unsatisfactory." The Bank is also subject to provisions of the New York State Banking Law which impose continuing and affirmative obligations upon banking institutions organized in New York State to serve the credit needs of its assessment areas ("NYCRA"), which are similar to those imposed by the CRA. Pursuant to the NYCRA, a bank must file an annual NYCRA report and copies of all federal CRA reports with the Department. The NYCRA requires the Department to make a biennial written assessment of a bank's compliance with the NYCRA, utilizing a four-tiered rating system, and make such assessment available to the public. The NYCRA also requires the Department to consider a bank's NYCRA rating when reviewing a bank's application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines, and provides that such assessment may serve as a basis for the denial of any such application. The Bank has received "Satisfactory" ratings from both the Department and the FDIC.

Limitations on Dividends

The payment of dividends by the Bank is subject to various regulatory requirements. Under New York State Banking Law, a New York-chartered stock bank may declare and pay dividends out of its net profits, unless there is an impairment of capital, but approval of the Department is required if the total of all dividends declared in a calendar year would exceed the total of its net profits for that year combined with its retained net profits of the preceding two years, subject to certain adjustments.

Miscellaneous

The Bank is subject to certain restrictions on loans to its non-bank subsidiaries, on investments in the stock or securities thereof, on the taking of such stock or securities as collateral for loans to any borrower, and on the issuance of a guarantee or letter of credit on behalf of the Bank or its non-bank subsidiaries. The Bank also is subject to certain restrictions on most types of transactions with the Bank or its non-bank subsidiaries, requiring that the terms of such transactions be substantially equivalent to terms of similar transactions with non-affiliated firms.

Assessments

Banking institutions are required by FDIC and NYSBD regulation to pay assessments to both the FDIC and the NYSBD to fund their respective operations. The FDIC general assessment, paid on a quarterly basis, is computed upon the institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly call report. The NYSBD general assessment, paid on a quarterly basis, is computed upon the institution's total assets, including consolidated subsidiaries, as reported in the Bank's last fiscal year. Additionally, the Bank is required to pay an examination fee to the NYSBD when they conduct an examination. The assessments and examination fees paid by the Bank in fiscal 2002 totaled $50,821.

Transactions with Related Parties

The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any entity that controls or is under common control with an institution, including the Bank) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the institution and also limits the aggregate amount of transactions with all affiliates to 20% of the institution's capital and surplus.

Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with nonaffiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards that in good faith would be offered to or would apply to nonaffiliated companies.

The Bank's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Regulation O of the Federal Reserve Board. Regulation O generally requires such loans to be made on terms substantially similar to those offered to unaffiliated individuals (except for preferential loans made in accordance with broad based employee benefit plans), places limits on the amount of loans the Bank may make to such persons based, in part, on the Bank's capital position, and requires certain approval procedures to be followed.

Standards for Safety and Soundness

FDICIA requires each federal banking agency to prescribe for all insured depository institutions and their holding companies standards relating to internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. In addition, FDICIA required the federal banking regulatory agencies to prescribe by regulation standards specifying (i) maximum classified assets-to-capital ratios; (ii) minimum earnings sufficient to absorb losses without impairing capital; (iii) to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of depository institutions or the depository institution holding companies and (iv) such other standards relating to asset quality, earnings and valuation as the agency deems appropriate. Finally, each federal banking agency is required to prescribe standards for employment contracts and other compensation arrangements of executive officers, employees, directors and principal stockholders of insured depository institutions that would prohibit compensation and benefits and arrangements that are excessive or that could lead to a material financial loss for the institution. If an insured depository institution or its holding Bank fails to meet any of its standards described above, it will be required to submit to the appropriate federal banking agency a plan specifying the steps that will be taken to cure the deficiency. If an institution fails to submit an acceptable plan or fails to implement the plan, the appropriate federal banking agency will require the institution or holding Bank to correct the deficiency and until corrected, may impose restrictions on the institution or holding Bank, including any of the restrictions applicable under the prompt corrective action provisions of FDICIA. The federal banking agencies, including the NYSBD and the FDIC, adopted a proposed rule regarding implementation of these standards.

FDICIA also requires each appropriate federal banking agency to adopt uniform regulations prescribing standards for extensions of credit (i) secured by real estate or (ii) made for the purpose of financing the construction of improvements on real estate. In prescribing these standards, the banking agencies must consider the risk posed to the deposit insurance funds by real estate loans, the need for safe and sound operation of insured depository institutions and the availability of credit. The NYSBD and the other federal banking agencies adopted uniform regulations, effective March 19, 1997, implementing such standards. Institutions also are permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations so long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standards are justified.

Federal Reserve System

The Federal Reserve Board regulations require banks to maintain non-interest earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $35.6 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; for accounts greater than $35.6 million, the reserve requirement is $1.1 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $35.6 million. The first $5.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets.

                                    TAXATION

                                Federal Taxation

General

VSB will be subject to federal income taxation in the same general manner as other corporations with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the VSB and Bank. The Bank's federal income tax returns have not been audited or closed without audit by the Internal Revenue Service.

Method of Accounting

VSB will report its income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing its consolidated federal income tax returns. VSB will file consolidated tax returns with the Bank.

Bad Debt Reserves

The Bank uses the specific charge-off method in computing its bad debt deductions for federal tax purposes.

Minimum Tax

The Internal Revenue Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

                            State and Local Taxation

New York State and New York City Taxation.

VSB will report income on a combined calendar year basis to both New York State and New York City. New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State (b) 3% of "alternative entire net income" allocable to New York State
(c) 0.01% of the average value of assets allocable to New York State or (d) nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications. The New York City Corporation Tax is imposed using similar alternative taxable income methods and rates.

A temporary Metropolitan Transportation Business Tax Surcharge on banking corporations doing business in the Metropolitan District has been applied since 1982. The Bank transacts a significant portion of its business within this District and is subject to this surcharge. For the tax year ended December 31, 1996, the surcharge rate is 17% of the State franchise tax liability. New York City does not impose surcharges applicable to the Bank.

For New York State and City tax purposes, the bad debt deduction may be computed using a specific formula based on the Bank's loss history ("Experience Method") or a statutory percentage equal to 32% of the Bank's New York State or City taxable income ("Percentage Method").

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

General

VSB Bancorp, Inc. ("VSB") currently engages in no business. Upon the completion of the holding company reorganization, the financial condition and results of operations of VSB will be consolidated with the financial condition and results of operations of Victory State Bank (the "Bank"). The following presentation discusses the financial condition and results of operations of the Bank, and related matters, for prior periods.

The Bank is a state-chartered, stock commercial bank, which was formed on November 13, 1997 with initial capital of $7,000,000. The initial capital was raised in a public offering, primarily in the borough of Staten Island. The Bank issued 700,000 shares of common stock at an offering price of $10.00 per share, $5.00 per share par value. The Bank had net organization costs of $216,000, which it fully expensed in 1997. The Bank's stock is quoted on the NASDAQ Over the Counter Market ("OTC") under the symbol "VYSB". The Bank serves its primary market of Staten Island.

The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its costs of funds, consisting of interest paid on its deposits. The Bank's operating expenses principally consist of employee compensation and benefits, occupancy expenses, professional fees, advertising and marketing expenses and other general and administrative expenses. The Bank's results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

Asset/Liability Management

The Bank maintains its interest rate sensitivity "gap" position by maintaining a portfolio of government guaranteed investments with short and intermediate terms to maturity and originating and retaining Prime based loans whenever possible. As of December 31, 2002, the Bank did not have any money market assets; and Prime Rate based loans, which are loans tied to the Prime Rate, totaled $51,148,054, or 80.2% of total loans. Many of these Prime based loans are subject to interest rate floors of 7.00% to 7.50%. The Bank anticipates that it will continue to originate Prime based loans in its principal market areas as the primary investment of its assets. The Bank also expects to continue to invest excess funds in short-term investment grade securities.

Interest Rate Sensitivity Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities.

A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of falling interest rates therefore, the net income of an institution with a positive gap theoretically may be adversely affected due to its interest-earning assets repricing faster than its interest-bearing liabilities. Conversely, during a period of rising interest rates, theoretically the net income of an institution with a positive gap position may increase as it is able to invest in higher yielding interest-earning assets at a more rapid rate than its interest-earning liabilities reprice. A positive gap may not protect an institution with a large portfolio of adjustable rate based loans or mortgage-backed securities from rises in interest rates for extended time periods as such instruments generally have annual and lifetime interest rate caps. Accordingly, interest rates and the resulting cost of funds increases in a rapidly increasing rate environment could exceed the cap levels on these instruments and negatively impact net interest income. The Bank's prime rate based loans generally do not have any annual or lifetime caps.

In the current interest rate environment, the Bank generally has been investing in government agency notes with maturities of six months or less. The Bank has refrained from investing in securities with longer term maturities. As a result of this strategy, and based upon the assumptions used in the following table at December 31, 2002, the Bank's total interest-earning assets maturing or repricing within one year exceeded its total interest-bearing liabilities maturing or repricing in the same period by $21,460,340 representing a one year cumulative gap ratio of positive 20.37%. The Bank closely monitors its interest rate risk as such risk relates to its operational strategies. The Bank's Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which generally meets quarterly and reports to the Board of Directors on interest rate risk and trends on a quarterly basis. The Bank is currently attempting to maintain a positive gap position in light of the current interest rate environment. There can be no assurance, however, that the Bank will be able to maintain its positive gap position or that its strategies will not result in a negative gap position in the future. To the extent that the Bank's core deposits are reduced at a more rapid rate than the Bank's decay assumptions on such deposits, the Bank's current positive gap positions could be negatively impacted. Although the Bank has not experienced a material runoff in its core deposits, there can be no assurances that such a runoff will not occur in the future if depositors seek higher yielding investments.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002 which the Bank estimates, based upon certain assumptions, will reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual terms of the asset or liability. The Bank's loan prepayment assumptions are based on peer banks' historical performance and statistics, including a 26.7% prepayment assumption on other loans and a 38.0% prepayment assumption on fixed-rate loans. Additionally, the Bank, based upon peer data, utilized deposit decay rate assumptions of 10% for savings accounts, NOW accounts and 85% for money market deposit accounts in the one year or less category. Given the current interest rate environment, there can be no assurance that deposits would reprice to peer bank's historical levels if interest rates were to increase.

                                                                   At December 31, 2002
                                            --------------------------------------------------------------------
                                               Three         Four        More than
                                               months      to twelve    One year to    More than
                                              or less       months       five years    five years      Total
                                            -----------   -----------   -----------   -----------   ------------
Interest-earning assets:
   Commercial loans (1)                     $58,845,505   $   295,530   $ 1,805,743   $        --   $ 60,946,778
   Consumer loans (1)                           743,220       305,672     1,430,670            --      2,479,562
   Money market investments                          --            --            --            --             --
   Mortgage-backed securities                 3,697,747    11,093,241    27,138,636            --     41,929,624
   Investment securities                             --            --            --            --             --
                                            -----------   -----------   -----------   -----------   ------------
      Total interest-earning assets          63,286,472    11,694,443    30,375,049            --    105,355,964
Less:
   Unearned discount and deferred fees(2)       (61,755)     (185,265)      169,870            --        (77,150)
                                            -----------   -----------   -----------   -----------   ------------
Net interest-earning assets                  63,224,717    11,509,178    30,544,919            --    105,278,814

Interest-bearing liabilities:
   Savings accounts (3)                       3,050,719       381,340     2,288,039     1,906,700      7,626,798
   NOW accounts (3)                          10,629,248     1,328,656     7,971,936     6,643,280     26,573,120
   Money market accounts (3)                 20,820,664     1,301,292     2,602,583     1,301,291     26,025,830
   Certificate accounts                      10,894,202     4,867,434     2,016,394            --     17,778,030
                                            -----------   -----------   -----------   -----------   ------------
      Total interest-bearing liabilities     45,394,833     7,878,722    14,878,952     9,851,271     78,003,778

Interest sensitivity gap                    $17,829,884   $ 3,630,456   $15,665,967   $(9,851,271)  $ 27,275,036
                                            ===========   ===========   ===========   ===========   ============
Cumulative interest sensitivity gap         $17,829,884   $21,460,340   $37,126,307   $27,275,036   $ 27,275,036
                                            ===========   ===========   ===========   ===========   ============
Cumulative interest sensitivity gap as
   a percentage of total interest-earning
   assets                                         16.92%        20.37%        35.24%        25.89%         25.89%
Cumulative net interest-earning assets
   as a percentage of interest-bearing
   liabilities                                   139.28%       140.28%       154.48%       134.97%        134.97%

(1) For purposes of the gap analysis, mortgage and other loans are reduced for non-performing loans but are not reduced for the allowance for possible loan losses.

(2) For purposes of the gap analysis, unearned discount and deferred fees are pro-rated.

(3) The Bank, based upon peer data, utilizes deposit decay rate assumptions of 10% for savings accounts, NOW accounts and 85% for money market deposit accounts in the one year or less category.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets may have features which restrict changes in interest rates on a short-term basis and over the life of the asset. For example, if a Prime Rate loan has a minimum interest rate of 7.5%, an increase in the currently very low prime rate might not be sufficient to increase the interest rate on the loan to more than the minimum. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their Prime Rate loans may decrease in the event of an interest rate increase.

Analysis of Net Interest Income

The Bank's profitability is primarily dependent upon net interest income. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

Average Balance Sheet

The following table sets forth certain information relating to the Bank's consolidated statements of financial condition and the consolidated statements of earnings for the fiscal years ended December 31, 2002, 2001 and 2000 and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average month-end balances. The average balance of loan receivables does not include loans on which the Bank has discontinued accruing interest. The yields and costs include fees, which are considered adjustments to yields.

                                                   Year Ended December 31,               Year Ended December 31,
                                                            2002                                   2001
                                              ----------------------------------   ---------------------------------
                                                 Average                  Yield/     Average                  Yield/
                                                 Balance      Interest     Cost      Balance      Interest     Cost
                                              ------------   ----------   ------   -----------   ----------   ------
Assets:
Interest-earning assets:
      Loans receivable                        $ 57,353,099   $4,411,688    7.69%   $47,593,053   $4,196,262    8.82%
      Money market investments                  13,536,459      184,906    1.37      6,439,973      272,439    4.23
      Investment securities, afs                37,051,862    1,922,006    5.19     24,191,160    1,367,232    5.65
                                              ------------   ----------            -----------   ----------
      Total interest-earning assets            107,941,420    6,518,600    6.04     78,224,186    5,835,933    7.46

   Non-interest earning assets                   6,668,093                           5,560,494
                                              ------------                         -----------
      Total assets                            $114,609,513                         $83,784,680
                                              ============                         ===========

Liabilities and equity:
   Interest-bearing liabilities:
      Savings accounts                        $  8,064,155       71,779    0.89    $ 6,326,683       84,931    1.34
      Time accounts                             17,186,114      387,257    2.25     15,132,408      634,293    4.19
      Money market accounts                     17,585,434      262,750    1.49     10,844,737      255,682    2.36
      Now accounts                              18,351,239      100,501    0.55     14,146,510      103,360    0.73
                                              ------------   ----------            -----------   ----------
         Total interest-bearing liabilities     61,186,942      822,287    1.34     46,450,338    1,078,266    2.32
      Checking accounts                         43,345,527                          28,671,910
                                              ------------                         -----------
   Total deposits                              104,532,469                          75,122,248
   Other liabilities                             1,222,576                             856,683
                                              ------------                         -----------
      Total liabilities                        105,755,045                          75,978,931
   Equity                                        8,854,468                           7,805,748
                                              ------------                         -----------
      Total liabilities and equity            $114,609,513                         $83,784,679
                                              ============                         ===========
Net interest income/net interest
   rate spread                                               $5,696,313    4.70%                 $4,757,667    5.14%
                                                             ==========    ====                  ==========    ====
Net interest earning assets/net
   interest margin                            $ 46,754,478                 5.28%   $31,773,848                 6.08%
                                              ============                 ====    ===========                 ====
Ratio of interest-earning assets to
   to interest-bearing liabilities                    1.76x                               1.68x
                                              ============                         ===========

                                                   Year Ended December 31,
                                                             2000
                                              ---------------------------------
                                                Average                  Yield/
                                                Balance      Interest     Cost
                                              -----------   ----------   ------
Assets:
Interest-earning assets:
      Loans receivable                        $36,514,349   $3,872,010   10.60%
      Money market investments                  4,160,142      267,955    6.44
      Investment securities, afs               15,978,134      979,802    6.13
                                              -----------   ----------
      Total interest-earning assets            56,652,625    5,119,767    9.04

   Non-interest earning assets                  4,664,916
                                              -----------
      Total assets                            $61,317,541
                                              ===========

Liabilities and equity:
   Interest-bearing liabilities:
      Savings accounts                        $ 4,112,325       70,526    1.71
      Time accounts                            10,126,727      510,561    5.04
      Money market accounts                     9,102,029      262,574    2.88
      Now accounts                              9,911,945       86,860    0.88
                                              -----------   ----------
         Total interest-bearing liabilities    33,253,026      930,521    2.80
      Checking accounts                        20,788,186
                                              -----------
   Total deposits                              54,041,212
   Other liabilities                              528,798
                                              -----------
      Total liabilities                        54,570,010
   Equity                                       6,747,531
                                              -----------
      Total liabilities and equity            $61,317,541
                                              ===========
Net interest income/net interest
   rate spread                                              $4,189,246    6.24%
                                                            ==========   =====
Net interest earning assets/net
   interest margin                            $23,399,599                 7.39%
                                              ===========                =====
Ratio of interest-earning assets to
   to interest-bearing liabilities                   1.70x
                                              ===========

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to
(i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                     Year Ended December 31, 2002         Year Ended December 31, 2001
                                            Compared to                           Compared to
                                         December 31, 2001                      December 31, 2000
                                        Increase/(Decrease)                    Increase/(Decrease)
                                       In Net Interest Income                 In Net Interest Income
                                 -----------------------------------   ---------------------------------
                                          Due to                               Due to
                                 -----------------------               ----------------------
                                   Volume        Rate         Net        Volume       Rate         Net
                                 ----------   ----------   ---------   ----------   ---------   --------
Interest-earning assets:
   Loans receivable              $  860,836    ($645,410)  $ 215,426   $  977,142   ($652,890)  $324,252
   Money market investments         300,181     (387,714)    (87,533)      96,105     (91,621)     4,484
   Investment securities, afs       726,630     (171,856)    554,774      464,596     (77,166)   387,430
                                 ----------   ----------   ---------   ----------   ---------   --------
      Total                       1,887,647   (1,204,980)    682,667    1,537,843    (821,677)   716,166

 Interest-bearing liabilities:
   Savings accounts                  23,282      (36,434)    (13,152)      29,672     (15,267)    14,405
   Time accounts                     86,050     (333,086)   (247,036)     252,286    (128,554)   123,732
   Money Market accounts             41,128      (34,060)      7,068       50,190     (57,082)    (6,892)
   Now accounts                      30,695      (33,554)     (2,859)      37,264     (20,764)    16,500
                                 ----------   -----------  ---------   ----------   ---------   --------
      Total                         181,155     (437,134)   (255,979)     369,412    (221,667)   147,745
                                 ----------   ----------   ---------   ----------   ---------   --------

Net change in net interest
   income                        $1,706,492    ($767,846)  $ 938,646   $1,168,431   ($600,010)  $568,421
                                 ==========   ==========   =========   ==========   =========   ========

Comparative Results for the Years Ended December 31, 2002 and December 31, 2001.

General. The Bank reported net income of $1,180,308 for the year ended December 31, 2002 as compared to a net income of $925,032 for the year ended December 31, 2001. This net income represents net interest income of $5,696,313 and non-interest income of $1,315,583 offset by non-interest expenses, including salary and benefits of $2,344,297, occupancy expenses of $815,543, computer expenses of $236,563, loan loss provision of $355,000 and a provision for income tax expense of $1,050,930. The rise in net income was attributed to the increase of net interest income and non-interest income, a direct result of the Bank's growth in assets and deposits, which was partially offset by an increase in non-interest expenses and the provision for loan losses. The increase in non-interest expense is primarily attributable to increased personnel expense due to new hirings to support growth and increased benefit costs; and increased occupancy costs due to increased rental and real estate tax expense (partially attributable to the new Hylan Branch). The Bank opened its fourth branch office at 1762 Hylan Boulevard in December 2002. The Bank has subleased two retail stores at 1766 Hylan Boulevard. The ability of the Bank to earn a profit depends on the level and mix of its deposit base, the corresponding level and the mix of the loan and investment portfolio and the level of non-interest expense which will increase as the Bank expands its branch network and reach.

Interest Income. Interest income was $6,518,600 for the year ended December 31, 2002 as compared to $5,835,933 for the year ended December 31, 2001. The increase was primarily due to the increase in interest from loans of $215,426 and an increase in interest from investment securities of $555,334, partially offset by the decrease in interest from money market investments of $88,093 from the same period in 2001. The overall increase was a direct result of the growth of the loan and investment securities portfolios, which was partially offset by he lower interest rate environment. The Bank anticipates that the amount of interest income from the loan portfolio will increase as the level of loans receivable increases.

Interest Expense. Interest expense was $822,287 for the year ended December 31, 2002 as compared to $1,078,266 for the year ended December 31, 2001. The growth in approximate average balances, for the year ended December 31, 2002 as compared to December 31, 2001, for non-interest bearing checking, money market accounts, NOW accounts, certificate of deposits and savings accounts were $14,926,000, $6,741,000, $4,205,000, $2,053,000 and $1,737,000, respectively.
The increase in interest expense caused by the growth of interest-bearing liabilities was primarily offset by the relative low cost mix of the Bank's deposit portfolio and the lower interest rate environment, which resulted in a 98 basis point decline in the average cost of funds.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses was $5,696,313 for the year ended December 31, 2002 as compared to $4,757,667 for the year ended December 31, 2001. The average interest rate spread was 4.70% for the year ended December 31, 2002 as compared to 5.14% for the same period in 2001 and the average interest rate margin was 5.28% as compared to 6.08% for the same period in 2001. The relative disparity between the average interest rate spread and the average interest rate margin reflects the disproportionate amount of the Bank's interest-earning assets as compared to its interest-bearing liabilities, due to the investment of the Bank's capital and non-interest bearing deposits to total deposits. The current deposit mix and low interest rate environment has helped maintain a lower cost of funds, which may not necessarily be indicative of future years.

Provision for Loan Losses. The provision for loan losses amounted to $355,000 for the year ended December 31, 2002 as compared to $305,000 for the year ended December 31, 2001. The increase in the provision was primarily the result of growth in the loan portfolio and secondarily the result of net charge-offs during 2002 of $81,334. Although management believes that the allowance for loan losses is adequate, national, local and economic conditions may change. That may cause increases in non-performing loans, requiring additional loan loss provisions, which adversely affect net income. The ratio of the Bank's allowance for loan losses to total loans was 1.83% at December 31, 2002.

Non-Interest Income. Non-interest income was $1,315,583 for the year ended December 31, 2002 as compared to $967,089 for the year ended December 31, 2001. The growth in non-interest income is primarily attributed to the growth of service charges on deposits of $304,706 and is a direct result of the growth in the Bank's deposit base.

Non-Interest Expense. Non-interest expenses were $4,425,658 for the year ended December 31, 2002 as compared to $3,671,098 for the year ended December 31, 2001. The increase in non-interest expenses was primarily attributed to increased salary and benefit costs of $486,453, increased occupancy expense of $71,756 and increased other expenses of $194,262. These increases were all primarily attributed to the increased staffing and benefits costs and the additional expenses incurred as a result of the growth of the Bank and the costs involved in opening the Hylan Branch.

Income Tax Expense. Income tax expense was $1,050,930 for the year ended December 31, 2002 as compared to $823,626 for the year ended December 31, 2001. The Bank recorded an income tax expense due to pre-tax income of $2,231,238 for the year ended December 31, 2002 as compared to $1,748,658 for the year ended December 31, 2001. Due to the profitability of the Bank, the Bank has reversed the federal net operating loss ("NOL") in 2001, which resulted in a corresponding deferred tax expense. The increase in income tax expense for the year ended December

31, 2002 was attributed to the decrease in deferred tax expenses of $15,020 and the increase of current income tax expense of $212,284 from the same period in 2001. Deferred income tax expense included the relevant portion of the five-year tax amortization of the organization costs, temporary depreciation timing differences, temporary non-deductible accrued expenses and the temporary timing differences related to the loan loss provision. The Bank's effective tax rate was 47.1% for both the year ended December 31, 2002 and the year ended December 31, 2001.

Comparative Results for the Years Ended December 31, 2001 and December 31, 2000.

General. The Bank reported net income of $925,032 for the year ended December 31, 2001 as compared to a net income of $568,615 for the year ended December 31, 2000. This net income represents net interest income of $4,757,667 and non-interest income of $967,089 offset by non-interest expenses, including salary and benefits of $1,857,844, occupancy expenses of $743,787, computer expenses of $232,808, loan loss provision of $305,000 and a provision for income tax expense of $823,626. The growth in net income was attributed to the growth of net interest income and non-interest income, which was partially offset by an increase in non-interest expenses and the provision for loan losses. The increase in non-interest expense is primarily attributable to increased personnel expense due to new hirings and increased benefit costs; occupancy costs due to increased rental and real estate tax expense (partially attributable to the new branch location at 1762 Hylan Boulevard or "Hylan Branch"); and legal and professional expenses due to the new Hylan Branch. The Bank expects to open its fourth branch office at 1762 Hylan Boulevard in the spring of 2002. The Bank is also subleasing two retail stores at 1766 Hylan Boulevard, and as such, will be reporting net rental income in 2002. The ability of the Bank to earn a profit depends on the level and mix of its deposit base, the corresponding level and the mix of the loan and investment portfolio and the level of non-interest expense which will increase as the Bank expands its branch network and reach.

Interest Income. Interest income was $5,835,933 for the year ended December 31, 2001 as compared to $5,119,767 for the year ended December 31, 2000. The increase was primarily due to the increase in interest from loans of $324,252, an increase in interest from money market investments of $4,484 and an increase in interest from investment securities of $387,430 from the same period in 2000. The increase was a direct result of the growth of the loan portfolio and investment securities, which was partially offset by the lower interest rate environment. The Bank anticipates that the amount of interest income from the loan portfolio will increase as the level of loans receivable increase.

Interest Expense. Interest expense was $1,078,266 for the year ended December 31, 2001 as compared to $930,521 for the year ended December 31, 2000. The growth in approximate average balances, for the year ended December 31, 2001 as compared to December 31, 2000, for non-interest bearing checking, money market accounts, NOW accounts, time accounts, and savings accounts were $7,884,000, $1,743,000, $4,235,000, $5,006,000 and $2,214,000. The growth of interest-bearing liabilities was partially offset by the relative low cost mix of the Bank's deposit portfolio and the lower interest rate environment.

Net Interest Income Before Provision for Loan Losses. Net interest income before provision for loan losses was $4,757,667 for the year ended December 31, 2001 as compared to $4,189,246 for the year ended December 31, 2000. The average interest rate spread was 5.14% for the year ended December 31, 2001 as compared to 6.24% for the same period in 2000 and the average interest rate margin was 6.08% as compared to 7.39% for the same period in 2000. The relative disparity between the average interest rate spread and the average interest rate margin reflects the disproportionate amount of the Bank's interest-earning assets as compared to its interest-bearing liabilities, due to the investment of the Bank's capital and the percentage of non-interest bearing deposits. The current deposit mix and low interest rate environment has helped maintain a lower cost of funds, which may not necessarily be indicative of future years.

Provision for Loan Losses. The provision for loan losses amounted to $305,000 for the year ended December 31, 2001 as compared to $645,000 for the year ended December 31, 2000. The decrease is attributable to the decline in the loan portfolio growth rate and in the level of net charge-offs from the previous year. The provision was set aside as the loan portfolio grows and may be adjusted to reflect the changes in the risk level of the loan portfolio. Although management believes that its allowance for loan losses is adequate, national, local and economic trends may change and the Bank may experience increases in its non-performing loans and additional loan loss provisions, which may adversely affect net income. The ratio of the Bank's allowance for loan losses to total loans was 1.77% at December 31, 2001.

Non-Interest Income. Non-interest income was $967,089 for the year ended December 31, 2001 as compared to $707,175 for the year ended December 31, 2000. The growth in non-interest income is primarily attributed to the growth of service charges on deposits of $242,519 and is a direct result of the growth in the Bank's deposit base.

Non-Interest Expense. Non-interest expenses were $3,671,098 for the year ended December 31, 2001 as compared to $3,173,002 for the year ended December 31, 2000. The increase in non-interest expenses was primarily attributed to increased salary and benefit costs of $337,327, increased occupancy expense of $68,568, increased professional fees of $37,296 and increased other expenses of $28,092. These increases were all primarily attributed to the increased staffing and benefits costs and the additional expenses incurred as a result of the growth of the Bank and the costs involved in leasing the Hylan Branch.

Income Tax Expense. Income tax expense was $823,626 for the year ended December 31, 2001 as compared to $509,804 for the year ended December 31, 2000. The Bank recorded an income tax expense due to pre-tax income of $1,748,658 for the year ended December 31, 2001 as compared to $1,078,419 for the year ended December 31, 2000. Due to the profitability of the Bank, the Bank has utilized the federal Net Operating Loss carryforward ("NOL") in 2000, which resulted in a corresponding deferred tax expense. Deferred income tax expense included the relevant portion of the five-year tax amortization of the organization costs, temporary depreciation timing differences, temporary non-deductible accrued expenses and the temporary timing differences related to the loan loss provision. The Bank's effective tax rate was 47.1% for the year ended December 31, 2001 as compared to 47.3% for the year ended December 31, 2000.

Changes in Financial Condition

Total assets were $134,844,626 at December 31, 2002, as compared to $100,425,649 at December 31, 2001, an increase of $34,418,977 or 34.3% due to the net inflow of cash from the growth in deposits. The net loan portfolio totaled $62,246,153 at December 31, 2002, as compared to $49,530,101 at December 31, 2001, an increase of $12,716,052 or 25.7%. Investment securities amounted to $42,999,660, as compared to $39,286,998, an increase of $3,712,662 or 1.0%. Money market investments totaled $0, as compared to $50,187. Bank premises and equipment amounted to $2,399,163, as compared to $1,341,653, an increase of $1,057,510 or 78.8% due to the addition of the Hylan Branch. Deferred tax asset was $263,889, as compared to $405,466, a decrease of $141,577 or 34.9%, due to the $539,114 increase in the net unrealized gains in the investment portfolio. Cash and due from banks was at $26,095,803 at December 31, 2002, of which $21,620,693 was in an interest-bearing account at the Federal Home Loan Bank, as compared to $8,511,515 at December 31, 2001, an increase of $17,584,288 or 206.6%.

Total deposits were $123,702,365 at December 31, 2002, an increase of $32,569,549 or 35.7%, from $91,132,816 at December 31, 2001. Demand and checking accounts totaled $45,506,450, NOW accounts totaled $26,573,121, money market accounts totaled $26,025,830, time accounts totaled $17,778,031 and savings account totaled $7,626,798 at December 31, 2002. The increase in total deposits was primarily attributed to the growth of demand and checking, NOW accounts, money market, savings and time accounts of $8,598,862, $8,852,411, $12,634,380, $1,778,536 and $614,389, respectively, from December 31, 2001.

Total shareholders' equity was $9,763.117 at December 31, 2002, of which $7,000,000 resulted from the initial public offering completed on October 21, 1997. Total shareholders' equity increased $1,542,091 or 18.8% from December

31, 2001 due primarily to the increase in retained earnings of $1,180,308 in the year ended December 31, 2002 and an increase in the unrealized gain on available for sale securities of $285,191. Tier 1 leverage and Tier 1 risk-based capital ratios of the Bank were 7.00% and 11.43%, respectively, at December 31, 2002. The Bank's Total capital (risk-based capital) was 12.68% at December 31, 2002.

The Bank exceeded its Tier 1 leverage, Tier 1 risk-based and Total risk-based capital requirements by $4,002,000, $6,068,000 and $3,822,000, respectively, at December 31, 2002.

Liquidity and Capital Resources

The Bank's primary sources of funds are deposits and principal and interest payments on commercial loans and investment securities. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows are greatly influenced by general interest rates, economic conditions, and competition.

The Bank maintains a minimum level of liquid assets (short-term assets that mature within one-year). The liquidity ratio is based upon a percentage of liquid assets to deposits and short-term borrowings. The Bank's liquidity ratio was 21.4% at December 31, 2002. Management currently expects that the liquidity ratio will decrease as deposits grow and more assets are utilized in non-liquid assets such as commercial loans.

The Bank's most liquid assets are cash and short term investments. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At December 31, 2002 cash and short term investments totaled $26.1 million.

The primary investment activities of the Bank are the origination of commercial loans and other loans and the purchase of investment and money market securities. During the year ended December 31, 2002, the Bank originated net loans in the amounts of $12.8 million. Investment in interest-bearing bank accounts totaled $21.6 million, for the year ended December 31, 2002 and purchases of investment securities totaled $28.2 million. Investing activities include investing in U.S. government and federal agency obligations, and AAA rate whole loan securities.

The Bank has other sources of liquidity if a need for additional funds arises. These sources of funds include repurchase agreements and lines of credit. There were no such advances outstanding at December 31, 2002.

At December 31, 2002, the Bank had outstanding loan commitments of $24.5 million. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit which, are scheduled to mature in one year or less from December 31, 2002, totaled $15.8 million. Management believes that a significant portion of such deposits will remain with the Bank.

The following table sets forth the Bank's contractual obligations and commitments for future lease payments, time deposit maturities and loan commitments.

Contractual Obligations and Commitments at December 31, 2002

Contractual Obligations                                            Payment due by Period
                                           ----------------------------------------------------------------------
                                            Less than    One to three   Four to five      After     Total Amounts
                                             One Year       years          years       five years     committed
                                           -----------   ------------   ------------   ----------   -------------
Minimum annual rental payments under
   non-cancelable operating leases         $   326,936    $  663,486      $553,526     $1,841,866    $ 3,385,814
Remaining contractual maturities of time
   deposits                                 15,761,637     2,016,394            --             --     17,778,031
                                           -----------    ----------      --------     ----------    -----------
   Total contractual cash obligations      $16,088,573    $2,679,880      $553,526     $1,841,866    $21,163,845
                                           ===========    ==========      ========     ==========    ===========

Other commitments                                        Amount of commitment Expiration by Period
                                           ----------------------------------------------------------------------
                                            Less than    One to three   Four to five      After     Total Amounts
                                             One Year       years          years       five years     committed
                                           -----------   ------------   ------------   ----------   -------------
                                           -----------    -----------    ------          ------      -----------
Loan commitments                           $12,759,367    $11,714,005    $   --          $   --      $24,473,372
                                           ===========    ===========    ======          ======      ===========

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time and due to inflation. Unlike industrial companies, nearly all assets and liabilities of the Bank are monetary. As a result, interest rates have a greater impact on the Bank's performance than do the general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a description of the significant accounting and reporting policies followed in preparing and presenting the accompanying financial statements. These policies conform to accounting principles generally accepted in the United States of America.

Risks and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results can differ from those estimates.

Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks. The Bank maintains a minimum cash balance of $2,331,000 with its correspondent bank. Such balance is maintained for the purpose of conducting funding and check clearing transactions, while reducing service fees and expenses. The minimum balances may be withdrawn at the Bank's option without any interruption of the services received from the correspondent bank.

Money Market Investments, Held to Maturity - Money market investments represent short-term investments (with original maturities of one year or less) which are held to maturity. These investments are carried at cost, adjusted for the accretion of discount or the amortization of premium using a method which approximates the level yield method over the period to maturity. Carrying values of these investments approximate current market values.

Investment Securities, Available For Sale - Investment securities, available for sale, are to be held for an indefinite period of time and include securities that management intends to use as part of its asset/liability strategy. These securities may be sold in response to changes in interest rates, prepayments or other factors and are carried at estimated fair value. Gains or losses on the sale of such securities are determined by the specific identification method. Premium and discounts are recognized in interest income using a method that approximates the level yield method. Unrealized holding gains or losses, net of deferred income tax, are excluded from earnings and reported as other comprehensive income (a net of tax amount in a separate component of stockholders' equity) until realized.

The Bank invests primarily in agency Collateralized Mortgage-backed Obligations ("CMO") with average lives under 4.0 years and Mortgage Backed Securities. These securities are primarily issued by the Federal National Mortgage Association ("FNMA"), the Government National Mortgage Association ("GNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") and are primarily comprised of mortgage pools guaranteed by FNMA, GNMA or FHLMC. The Bank also invests in whole loan CMOs, all of which are AAA rated. These securities expose the Bank to risks such as interest rate, prepayment and credit risk and thus pay a higher rate of return than comparable treasury issues.

Loans Receivable - Loans receivable, that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are stated at unpaid principal balances, adjusted for deferred net origination and commitment fees and allowance for loan losses. Interest income on loans is credited as earned.

It is the policy of the Bank to provide a valuation allowance for estimated losses on loans based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, estimated value of underlying collateral and current economic conditions in the Bank's lending area. The allowance is increased by provisions for loan losses charged to operations and is reduced by charge-offs, net of recoveries. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based upon the expected growth of the loan portfolio and any changes in economic conditions beyond management's control. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management. Management believes, based upon all relevant and available information, that the allowance for loan losses is adequate.

The Bank adopted a policy whereby all loans 90 days past due are placed on non-accrual status. It is the Bank's policy to cease the accrual of interest on loans to borrowers past due less than 90 days where a probable loss is estimated and to reverse out of income all interest that is due. The Bank continues to accrue interest on construction loans that are 90 days past contractual maturity date if the loan is expected to be paid in full in the next 60 days and all interest is paid up to date.

Loan origination fees and certain direct loan origination costs are deferred and the net amount recognized over the contractual loan terms using the level-yield method, adjusted for periodic prepayments in certain circumstances.

The Bank considers a loan to be impaired when, based on current information, it is probable that the Bank will be unable to collect all principal and interest payments due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral. The fair value of the collateral, as reduced by costs to sell, is utilized if a loan is collateral dependent or foreclosure is probable.

Long-Lived Assets -The Bank periodically evaluates the recoverability of long-lived assets, such as premises and equipment, to ensure the carrying value has not been impaired. In performing the review for recoverability, the Bank would estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount, an impairment will be recognized. The Bank reports these assets at the lower of the carrying value or fair value, less the cost to sell.

Premises and Equipment - Premises, leasehold improvements, and furniture and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated by the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 10 years.

Income Taxes - The Bank utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws expected to be in effect when the differences are expected to reverse. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Financial Instruments - In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments, primarily consisting of commitments to extend credit.

Basic and Fully Diluted Net Income Per Common Share - The basic net income per share of common stock is based on 700,296, the weighted average number of common stock outstanding. Fully diluted net income per share of common stock is based on 721,344, the weighted average number of common stock and common stock equivalents outstanding. Common stock equivalents were calculated using the treasury stock method.

Stock-Based Compensation - At December 31, 2002, the Bank has stock-based employee compensation plans, which are described more fully in Note 12 Stock Option and Incentive Plan. The Bank accounts for these plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation expense has been reflected in net income for stock options as all rights and options to purchase the Bank's stock granted under these plans has an exercise price equal to the market value of the underlying stock on the date of grant. A table, which illustrates the income from continuing operations and earnings per share as if the Bank had applied the fair value of recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended, to stock-based employee compensation plans, is described more fully in Note 12 Stock Option and Incentive Plan.

Impact of New Accounting Pronouncements

In July 2001 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141"), which provides guidance on accounting for a business combination at the date a business combination is completed. The Statement requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating the use of the pooling of interests method. Also, it provides new criteria that determine whether an acquired intangible asset should be recognized separately from goodwill. The adoption of SFAS 141 did not have any impact on the financial position or results of operations of the Bank.

In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which provides guidance on how to account for goodwill and intangible assets after the acquisition is complete. The most substantive change represented by this Statement is that goodwill will no longer be amortized; instead, it will be tested for impairment at least annually. The Statement will apply to existing goodwill and intangible assets, beginning with fiscal years starting after December 15, 2001. The adoption of this standard did not have any impact on the Bank's financial statements.

In August 2001, the FASB released SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The provisions of this statement are effective for financial statements issued for fiscal periods beginning after December 15, 2001. The adoption of this standard did not have any impact on the Bank's financial statements.

In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS 145 also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. SFAS 145 amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 related to the rescission of FASB Statement No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions of SFAS 145 related to FASB Statement No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS 145 did not have a material effect on the Bank's financial statements.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 replaces Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147 "Acquisition of Certain Financial Institutions" (SFAS 147), which provides guidance on the accounting for the acquisition of a financial institution. SFAS 147 requires that the excess of the fair value of tangible and identifiable intangible assets acquired in a business combination represents goodwill that should be accounted for under FASB Statement No. 142, Goodwill and Other Intangible Assets. Thus, the specialized accounting guidance in paragraph 5 of FASB Statement No. 72, Accounting for Certain Acquisitions of Banking and Thrift Institutions, will not apply after September 30, 2002. If certain criteria in Statement 147 are met, the amount of the unidentifiable intangible asset will be reclassified to goodwill upon adoption of that Statement. Financial Institutions meeting the conditions outlined in Statement 147 will be required to restate previously issued financial statements as if the amount accounted for under Statement 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date Statement 142 was initially applied. The adoption of SFAS 147 did not have a material effect on the Bank's financial statements.

On November 25, 2002, the FASB issued Financial Accounting Standards Board Interpretation No. 45 ("FIN 45" or the Interpretation"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No, 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies," relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15,

2002. The Interpretation's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of the Interpretation. The Bank was not a party to any guarantees that will be subject to the accounting and disclosure requirements of Fin 45 at December 31, 2002.

In January 2003, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 amends FASB Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The Bank intends to adopt SFAS 148 on January 1, 2003. The Bank does not expect to change to using the fair value based method of accounting for stock-based employee compensation; and therefore, adoption of SFAS 148 is expected to impact only the future disclosures, not the financial results, of the Bank.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities - an Interpretation of ARB 51 ("FIN 46"). FIN 46 provides guidance on the consolidation of entities in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for entities created before February 1, 2003 no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. The Bank had no interest in a Variable Interest Entity as of December 31, 2002.

Item 3. Description of Property.

The Bank conducts its business through four banking offices. The main office is also its loan origination center.

                                                         Original                       Net Book Value
                                                           Date         Date of          of Leasehold
                                            Leased or   Leased or        Lease         Improvements at
Location                     Description      Owned      Acquired    Expiration (1)   December 31, 2002
                            -------------   ---------   ---------    --------------   -----------------
3155 Amboy Road
Staten Island, N.Y. 10306   Main Office      Leased        1997        12/31/2006         $   61,244

755 Forest Avenue
Staten Island, N.Y. 10310   Branch           Leased        1999        11/30/2013         $  232,263

One Hyatt Street
Staten Island, N.Y. 10301   Branch           Leased        1999        10/30/2014         $  102,768

1762 Hylan Boulevard (2)
Staten Island, N.Y. 10301   Branch           Leased        2001        6/30/2016          $  872,021

1766 Hylan Boulevard (3)
Staten Island, N.Y. 10301   Retail Stores    Leased        2001        6/30/2016          $  261,226
                                                                                          ----------

Total net book value                                                                      $1,529,522
                                                                                          ==========

(1)  All lease agreements are renewable at the option of the Bank.

(2)  Hylan Boulevard Branch commenced operations on December 4, 2002.

(3) The retail stores at 1766 Hylan Boulevard were leased by the Bank as a component of its lease for the Hylan branch premises and are being subleased by the Bank to retail tenants.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth, to the knowledge of VSB based upon a review of the Bank's records and information provided in required filings, the beneficial ownership of common stock of the Bank as of March 19, 2003 by directors and executive officers including options exercisable now or within 60 days after March 19, 2003. VSB does not know of any person other than the directors or officers of the Bank who beneficially owns 5% or more of the Bank's stock.

                                                    Number              Percent
Name                                              of Shares             of Total
----                                              ---------             --------
Raffaele M. Branca ............................    30,960(7)(9)           4.40%
Joan Nerlino Caddell ..........................    20,300(1)(5)(6)        2.88%
Merton Corn ...................................    68,200(7)(9)           9.69%
Robert S. Cutrona, Sr. ........................    14,000(2)(5)(6)(8)     1.99%
Chaim Farkas ..................................    15,000(3)(5)(6)        2.13%
Lawrence J. De Maria ..........................     2,900(6)              0.41%
Joseph J. LiBassi .............................    56,200(5)(6)(10)       7.98%
Carlos Perez ..................................    27,000(4)(5)(6)        3.84%
Savino Savo ...................................    35,500                 5.04%
                                                  -------
All directors and executive officers
   as a group (9 persons) .....................   270,060                38.36%
                                                  =======                =====

(1) Excludes 2,100 shares, which are owned by Scott R. Caddell, Ms. Nerlino Caddell's spouse, as to which she disclaims voting power and beneficial ownership. Includes 2,000 shares which are owned by Ms. Caddell's two minor children.

(2)  Owned as joint tenants with David P. Cutrona, his son.

(3)  Owned as joint tenants with Gail Farkas, his spouse.

(4) Includes 23,000 shares owned by the Carlos Perez M.D. Trust, of which Dr. Perez is a beneficiary. Excludes 1,500 shares owned by Dr. Perez' adult children, as to which Dr. Perez disclaims voting power and beneficial ownership.

(5) Includes, for each non-employee director, 2,000 stock options granted under the 2000 Directors' Plan.

(6) Includes 2,000 stock options granted to each non-employee director under the 1998 Directors' Plan and 4,000 stock options granted to Mr. LiBassi under the 1998 Directors' Plan.

(7) Excludes, as to Mr. Corn, 12,500 SARs which do not carry voting rights and 3,800 unvested stock options, and as to Mr. Branca, excludes 3,480 unvested stock options.

(8) Excludes 1,000 shares owned by Jennifer Gotlin Cutrona, Mr. Cutrona's spouse, as to which Mr. Cutrona disclaims voting power and beneficial ownership.

(9) Includes 7,600 options and 6,960 options granted to Mr. Corn and Mr. Branca, respectively.

(10) Excludes 500 shares, which are owned by Melinda LiBassi, Mr. LiBassi's spouse, as to which Mr. LiBassi disclaims voting power and beneficial ownership.

Upon the holding company reorganization, each director will receive three shares of VSB common stock for each share of Bank common stock that they own. Subject to the effect of the exercise of dissenters' right and payments for fractional shares, the percentage ownerships will not change.

Item 5. Directors and Executive Officers, Promoters and Control Persons.

The following table sets forth below sets forth information about the nine directors of VSB, who also constitute all nine members of the Board of Directors of the Bank. Each of the named individuals has been a director of VSB since its formation in January 2003 and has been a director of the Bank since 1997, except that Mr. DeMaria has been a director of the Bank since 2000. There are no executive officers who are not directors. Ages are as of March 19, 2003.

                        Length of Service
Name                    as Director              Principal Occupation During Past 5 Years and
and Age                 and Expiration of Term   Directorships of Public Companies
---------------------   ----------------------   --------------------------------------------------
Lawrence J. De Maria    Director since 2000      President of the Staten Island Chamber of Commerce
(58)                    Term expires 2006        from 1997 to Present. Executive Director of Forbes
                                                 Investors Advisory Institute from 1989 until 1997.

Carlos Perez            Director since 1997      Doctor of Gynecology.
(63)                    Term expires 2006

Savino Savo             Director since 1997      President of S.L. Homes, Inc., Builder and Developer.
(71)                    Term expires 2006

Joseph J. LiBassi       Director since 1997      Chairman, Victory State Bank; Self-employed Investor.
(67)                    Term expires 2004

Merton Corn             Director since 1997      President and Chief Executive Officer, Victory
(68)                    Term expires 2004        State Bank; President and Chief Executive Officer
                                                 of Gateway State Bank from 1977 until its merger
                                                 with Staten Island Savings Bank in 1995; Senior
                                                 Vice President of Staten Island Savings Bank from
                                                 August 1995 to December 1995; President and Chief
                                                 Executive Officer of Community Capital Bank from
                                                 December 1995 to November 1997.

Joan Nerlino Caddell    Director since 1997      Secretary, Victory State Bank; Partner, Nerlino &
(45)                    Term expires 2004        Gambale, LLP, Attorneys; Partner, Nerlino, Gambale
                                                 and Klapper LLP, Attorneys to the Bank through
                                                 February 28, 2002; Partner, Holzka, Donahue and
                                                 Nerlino, Attorneys to the Bank through October 1,
                                                 1998.


Raffaele M. Branca      Director since 1997      Executive Vice President, Victory State Bank;
(38)                    Term expires 2005        Vice President, Finance and Investment Portfolio
                                                 Manager for River Bank America from October 1995
                                                 to November 1996.


Robert S. Cutrona Sr.   Director since 1997      President and Owner of Project-One Services, Inc.
(65)                    Term expires 2005

Chaim Farkas            Director since 1997      President and Owner of Dataware Systems Lease, Inc.
(49)                    Term expires 2005

Item 6. Executive Compensation.

Director Compensation

Non-employee directors, other than the Chairman of the Board, receive attendance fees of $300 per board meeting and $100 per committee meeting. The committee attendance fee for the chairman of the committee is $150 per meeting. The Chairman of the Board will receive a fixed director's fee of $50,000 for 2003 but will not receive per meeting fees.

In addition, as discussed in detail below under the caption "Stock Option Plans," directors have received options to purchase shares of the Bank's stock with exercise prices equal to fair market value on the date of grant.

Management Compensation

The following table sets forth the aggregate remuneration for services in all capacities paid by the Bank, for the last three calendar years, to the chief executive officer and to each executive officer of the Bank whose aggregate direct remuneration exceeded $100,000 for such year, for services rendered to the Bank:

                                                                Compensation
                                        ----------------------------------------------------------------
                                                                             Long Term        All Other
                                                  Salary        Bonus       Compensation    Compensation
Name and Principal Position             Year       ($)           ($)       (Options/SARs)        ($)
-------------------------------------   ----   -----------   ----------    --------------   ------------
Merton Corn                             2002   $167,660.00   $64,600.00(3)       --         $41,320.00(1)
President and Chief Executive Officer   2001   $157,182.00   $20,000.00          --         $23,270.00(1)
                                        2000   $149,410.00   $10,000.00       3,500(2)      $13,426.00(1)

Raffaele M. Branca                      2002   $138,938.00   $23,140.00          --         $14,041.00(1)
Executive Vice President                2001   $131,407.00   $23,645.00          --         $10,112.00(1)
                                        2000   $123,176.00   $15,000.00       3,250(2)      $ 3,482.00(1)

(1) Represents the perquisites, employer match and discretionary profit sharing component to the Bank's 401(k) plan and the vested value of SARs which first vested in each year, although the SARs were originally granted in 1998 and 1999.

(2) Represents the stock options awarded from the 2000 Victory State Bank Incentive Stock Option Plan which are exercisable at 20% after the first anniversary of the initial grant and 20% each year thereafter.

(3) Includes the $34,000 signing bonus for Mr. Corn's execution of a 5-year employment contract effective November 16, 2002.

Total 2002 compensation of all officers as a group was $899,678.

Option/Stock Appreciation Rights ("SAR") Grants in Last Fiscal Year

There were no Option/SAR grants for officers in 2002.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

------------------   ------------   --------   -----------------------------   -----------------------------
                                                   Number of Securities
                        Shares        Value       Underlying Unexercised        Value of Unexercised In-the-
                     Acquired on    Realized       Options/SAR at FY End        Money Options/SAR at FY End
Name                 Exercise (#)      ($)     Exercisable/Unexercisable (#)   Exercisable/Unexercisable ($)
------------------   ------------   --------   -----------------------------   -----------------------------
Merton Corn               0          $  --             15,200/6,800                  $219,650/$97,913(1)
Raffaele M. Branca        0          $  --              5,220/3,480                  $ 77,453/$45,704(1)

(1) The value of unexercised, in-the-money options at December 31, 2002 is the difference between the closing price of the Common Stock on December 31, 2002 ($26.00) and the exercise price ($10.00) under such outstanding SARs and the difference between the closing price of the Common Stock on December 31, 2002 ($26.00) and the exercise price ($16.00 for 1998 grants, $12.75 for 1999 Grants and $11.875 for 2000 Grants) under such outstanding options.

Employment Agreement


The Bank has an employment agreement with President Merton Corn. This employment agreement is intended to ensure that the Bank will be able to maintain a stable and competent management base. The continued success of the Bank depends to a significant degree on the skills and competence of Mr. Corn. Upon Mr. Corn's commencement of employment with the Bank in August of 1997, the Bank entered into an employment agreement with him to serve as President and Chief Executive Officer. As of November 16, 2002, the Bank and Mr. Corn entered into a new employment for him to continue as President and Chief Executive Officer for an additional five year term. The agreement provides for a salary of $195,000 in 2003, with annual salary increases of at least 5% per year beginning in November 2004. The new agreement also provided for a $34,000 bonus upon signing. In addition, Mr. Corn may receive annual bonuses based upon the Board's evaluation of the Bank's performance and such other factors as the Board determines are appropriate.

If either party terminates Mr. Corn's employment under the agreement without cause, then the Bank must pay a severance payment. The severance payment is six months' salary if termination occurs during the first three years of the agreement; eight months' salary for termination during the fourth year of the agreement; ten months salary if during the first half of the fifth year; and twelve months' salary if during the second half of the fifth year. If the termination without cause is by the Bank, then Mr. Corn would also be entitled to continued health insurance for the same number of months as the severance payment.

If the Bank experiences a change in control and Mr. Corn's employment is terminated within one year thereafter, then he is entitled to a payment equal to 36 months' salary plus 36 months' continued health insurance coverage. The payment will be either a lump sum or in monthly installments, at Mr. Corn's option.


Mr. Corn was awarded 10,000 stock appreciation rights effective January 13, 1998, at an exercise price of $10.00 per share. Mr. Corn was awarded additional 2,500 stock appreciation rights on April 13, 1999, at an exercise price of $10.00 per share. The stock appreciation rights must be held for at least two years before being exercised and may be exchanged for employee incentive stock options if such options are available.

Benefits

The Bank maintains a qualified 401(k) salary deferral plan for all eligible employees of the Bank who are at least 21 years of age, who are in the service of the Bank for one consecutive year and are credited with 1,000 hours of service with the Bank in the plan year. Each participant may elect to make salary deferral contributions to the 401(k) plan on a pre-tax basis. The Bank matches 100 percent of the first three percent of salary deferred by Bank employees, including Mr. Corn and Mr. Branca. Compensation for purposes of the 401(k) is capped at $200,000 annually (subject to cost of living adjustments). Employee salary deferral contributions are immediately vested. The Bank, at its sole discretion, can also make a discretionary (or profit sharing) contribution to the Plan. This discretionary contribution is in addition to the employer matching contribution. The Bank's matching contribution and the discretionary contribution vest in annual installments of 20% beginning after the second anniversary of eligibility in the 401(k) plan. For 2002, the Bank made a 5.50% discretionary contribution to the Plan. Aggregate contributions to the accounts of an employee under the 401(k) plan cannot exceed $30,000 annually (subject to cost of living adjustments).

Stock Option Plans

The Bank has four stock options plans, all of which were approved by stockholders, two plans for employees and two plans for non-employee directors. The employee plans, which are incentive stock option plans under the Internal Revenue Code, provide for the granting of options to purchase 42,000 shares of the Bank's common stock. The non-employee director plans, which are non-qualified plans under the Internal Revenue Code, provide for the granting of options to purchase 28,000 shares of the Bank's common stock. The option exercise price of options under the four plans may not be less than 100% of the fair market value of the Common Stock on the date of the grant of the option. The maximum option term is 10 years.

Each non-employee director has been granted options to acquire 4,000 shares of the Bank's common stock under the plans, with 2,000 additional options to the Chairman of the Board. Director De Maria has only 2,000 options because he was not a director when the first director option plan was approved in 1998. Options to purchase all 28,000 available shares under the two director plans have been granted. All director options were immediately exercisable when they were granted.

The employee stock option plans provide for the grant of options to officers or other employees as a committee of the Board of Directors determines is appropriate. The options granted under the employee plans gradually vest over five years beginning with the first anniversary of the grant date.

Upon a change of control of the Bank, all options immediately vest. The holding company reorganization will not constitute a change in control for the purposes of the plans. No person may receive incentive stock options if, at the time of the grant, such person owns, directly and indirectly, more than 10% of the total combined voting power of the Bank unless the stock option price is at least 110% of the fair market value of the common stock and the exercise of such incentive stock option is limited by its terms to five years.

Payments for shares purchased upon the exercise of options may be made in cash or cash equivalents. All stock options under the plans will be adjusted for stock splits, reorganization, recapitalization, exchange of shares and stock dividends. Any such changes to outstanding options will be made without a change in the total price applicable to the unexercised portion of the option but with a corresponding adjustment in the per share option.

If the holding company reorganization is completed, the stock option plans of the Bank will become stock option plans of VSB Bancorp, with the same terms and conditions, and all outstanding options to purchase stock of the Bank will automatically become options to purchase shares of stock of VSB Bancorp. Because of the three-for-two exchange ratio in the reorganization, each existing option will become an option to purchase three shares of VSB

Bancorp for each two shares of the Bank now subject to that option. The exercise price of the new option will be adjusted so that the new exercise price multiplied by the new number of shares subject to the option will equal to the former exercise price multiplied by the number of shares covered by the former option.

Human Resource Committee Report on Executive Compensation

The following discussion addresses compensation information relating to the President and Chief Executive Officer and executive officers of the Bank for fiscal 2002 and sets forth the report of the Human Resource Committee (the "Committee") of the Board of Directors of the Bank.

Compensation Philosophy. The Committee supervises the administration of the compensation of all executive officers. The Committee annually reviews and evaluates the base salary and incentive compensation for all officers, including the President and Chief Executive Officer, and in conducting such reviews of the Bank's officers other than the President and Chief Executive Officer, places primary consideration upon the recommendations of the President and Chief Executive Officer, along with the rationale for such recommendations. Merton Corn, the President and Chief Executive Officer and Raffaele M. Branca, the Executive Vice President, do not participate in the Committee's review of their compensation. The Committee considers the objectives and performance of the Bank, individual performance and surveys of compensation practices at comparable financial institutions in establishing executive compensation. The compensation of the President and Chief Executive Officer was specified under the terms and conditions of his employment contract. The Committee does not use strict numerical formulas to determine changes in the compensation of the other officers of the Bank. While it weighs a variety of different factors in its deliberations, it emphasizes earnings, profitability, capital position and income level as factors in setting the compensation of the Bank's other officers. It also takes into account non-quantitative factors such as the level of responsibility and general management oversight. While the quantitative factors approved by the Committee were considered in evaluating individual officer performance, such factors were not assigned a specific weight in evaluating the performance of the President and Chief Executive Officer or the other officers.

The purposes of the Bank's executive compensation policies are to attract and retain qualified individuals; reward high performance by the Bank and the executive; and maintain compensation at levels that are competitive with other financial institutions, particularly those in the New York metropolitan area. The compensation structure is designed to support the achievement of the Bank's performance and strategic objectives and to ensure that the executive officers' interests are aligned with the success of the Bank.

Incentive Compensation. An important component of the Bank's executive compensation package is an incentive compensation plan which provides for cash payments to executive officers based on the performance of the Bank in relation to a set of performance goals and targets. The institutional goals are recommended by management each year and approved by the Committee and the Board of Directors. The incentive compensation of other senior officers is closely linked to Bank performance, while the incentive compensation of junior officers is more closely linked to personal performance.

Chief Executive Officer. The Committee recommended and the Board of Directors awarded the Bank's President and Chief Executive Officer a salary increase of 18.8%, or $30,906, for a new annual salary of $195,000 effective in November 2002. The decision to increase the Chief Executive Officer's salary was based on the Bank's performance and growth, as well as a review of compensation surveys of CEO compensation at comparable banks by two independent organizations. No specific formula was used by the Committee to establish the other executive officer's salary for 2002 nor did the Committee set specified salary levels based on the achievement of particular quantitative financial measures or performance targets.

The Human Resource Committee of Victory State Bank

Carlos Perez (Chairman)   Merton Corn
Raffaele M. Branca        Joseph J. LiBassi
Joan Nerlino Caddell

Compensation Committee Interlocks and Insider Participation

Both Merton Corn and Raffaele M. Branca are executive officers of the Bank. Ms Nerlino Caddell is a partner in Nerlino & Gambale, LLP (formerly of "Nerlino, Gambale & Klapper LLP"), which also serves as legal counsel to the Bank. See the discussion below under the heading "Certain Transactions" for more detailed information.

Performance Graph

The graph below compares the performance of the Bank's Common Stock with that of the Nasdaq Composite Index (Nasdaq CI) and the Standard & Poors 500 Composite Index ("S&P 500") from January 1, 1998 through December 31, 2002. The graph is based on an investment of $100 in the Bank's Common Stock at its closing price on December 31, 1998.

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE GRAPH IN THE PRINTED MATERIAL.]

The following table sets forth the values used in the above performance graph.

                                             Victory State
Measurement Period                               Bank        Nasdaq CI   S&P 500
------------------------------------------   -------------   ---------   -------
12/31/98                                        100.00         100.00     100.00
12/31/99                                         94.39         186.13     121.04
12/31/00                                         82.24         113.00     108.77
12/31/01                                        112.15          89.08      94.59
12/31/02                                        194.39          60.99      72.48

Item 7. Certain Relationships and Related Transactions.

Some of the directors and officers of the Bank and some of the corporations and firms with which these individuals are associated also are customers of the Bank in the ordinary course of business, or are indebted to the Bank with respect to loans. It is anticipated that some of these individuals, corporations and firms will continue to be customers of, and indebted to, the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Bank transactions with unaffiliated persons.

Director Joan Nerlino Caddell is a member of the law firm of Nerlino & Gambale, LLP (formerly of "Nerlino, Gambale & Klapper LLP" and formerly of "Holzka, Donahue & Nerlino") which the Bank retained during the last fiscal year for the performance of legal services on a matter by matter basis. Fees paid to firms of which Director Joan Nerlino Caddell was a partner totaled $98,327 in 2002, which exceeded 5% of those firms' consolidated gross revenues for the last fiscal year.

Director Chaim Farkas is President and shareholder of the firm of Dataware Systems Lease, Inc. ("Dataware") from which the Bank purchased computer hardware and related software in the ordinary course of business. During the last fiscal year, the fees paid to Dataware in the aggregate, totaled $133,637, which exceeded 5% of the firm's consolidated gross revenues for the last fiscal year.

Director Savino Savo is a member of Boardwalk Estates, LLC, a limited liability company, which develops residential real estate for resale and is the president of Village Green Shopping Center Inc., a real estate company, both of which had loans from the Bank at December 31, 2003. The maximum indebtedness owed on those loans, in the aggregate, during 2002 was $1,000,000. The loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Other than normal customer relationships, none of the directors or officers of the Bank or the corporations or firms with which such individuals are associated currently maintain or have maintained during the past fiscal year any significant business or personal relationship with the Bank other than such as arises by virtue of such individual's or entity's position with or ownership interest in the Bank, except as set forth above.

Item 8. Description of Securities.

Description of the Capital Stock of VSB Bancorp, Inc.

General. VSB is authorized to issue 3,000,000 shares of common stock having a par value of $.0001 per share and no other shares of capital stock. VSB currently expects to issue up to 1,056,000 shares of common stock in the holding company reorganization and reserve an additional 99,000 shares to satisfy the exercise of stock options issued or issuable under existing stock option plans of the Bank which are being assumed by VSB. VSB presently has no other plans to issue its common stock. Each share of VSB's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. All stock issued in the holding company reorganization will be duly authorized, fully paid and nonassessable.

The common stock of VSB will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

Dividends. VSB can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. Each share of common stock will be entitled to share equally with all other chares of common stock with respect to any dividend paid by VSB on account of its common stock.

Voting Rights. The holders of common stock of VSB will possess exclusive voting rights in VSB. Each holder of common stock will be entitled to one vote per share. Stockholders will not have any right to cumulate votes in the election of directors, which means that a stockholder may not cast more votes for any one nominee than the number of shares owned by that stockholder, even if there is more than one seat up for election.

Liquidation. In the event of liquidation, dissolution or winding up of VSB, the holders of its common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of VSB available for distribution.

Preemptive Rights and Redemption. Holders of the common stock of VSB will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock is not subject to redemption.

Bylaw Provisions Regarding Stockholder Nominations, Stockholder Proposals, and Related Matters

The bylaws of the Bank currently provide, and the bylaws of VSB after the holding company reorganization will provide, that, except for proposals or nominations by the Board of Directors, a stockholder will be permitted to nominate a person to serve as a director or to present another proposal to stockholders at a stockholders' meeting only by first satisfying certain requirements. A stockholder must give advance written notice to the Secretary of VSB before making any such nomination or submitting such a proposal. To be timely, a stockholder's notice must be delivered to or mailed to and received at the principal executive offices of VSB not less than ninety days prior to the date of the annual meeting; provided, however, that as to the first annual meeting, or any subsequent annual meeting held earlier than 30 days in advance of the anniversary of the annual meeting in the previous year, the notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the meeting is made.

The notice must be signed by the stockholder. The notice must also state (i) the name and address of such stockholder as they appear on VSB's books and (ii) the class and number of shares of the VSB's capital stock that the stockholder beneficially owns.

As to notices of intent to submit a proposal for stockholder vote, the notice must state: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (ii) any material interest of the stockholder in the proposed business. Only business which is a proper subject of stockholder action may be proposed at or voted on at the meeting.

As to notices of intent to nominate a person as a director, the notice must state: (i) all information relating to each proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to applicable law and regulation; and
(ii) any business, familial or employment relationship between such Stockholder and such nominees. The notice must be accompanied by the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, provided, however, that VSB will not be required to name such nominee in any proxy statement prepared by VSB or to solicit votes for such nominee unless required by law to do so.

At any special meeting of the Stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

The certificate of incorporation of VSB provides for 3,000,000 shares of common stock. VSB expects to issue 1,056,000 shares in the holding company reorganization and reserve an additional 99,000 shares to satisfy stock options. The remaining shares will be available for sale or issuance by VSB without stockholder approval, unless stockholder approval is required by law for the transaction in which the stock will be issued, such as in connection with certain mergers. The Board of Directors has no current plans to issue any of the additional authorized shares of stock but may do so in the future if the Board of Directors determines that it would be in the best interests of VSB to do so.

                                     PART II

Item 1. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.


There is currently no active trading market for the common stock of VSB. The common stock of the Bank was quoted on the NASDAQ Over the Counter Market ("OTC") under the symbol "VYSB" prior to the holding company reorganization.

The following table reflects the high and low bid price for the Bank's common stock during each calendar quarter of the last two fiscal years. Such information is derived from quotations published by Bloomberg LP. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. These prices have not been adjusted for the exchange ratio in the reorganization.


                                                             2001
                                ---------------------------------------------------------------
                                First Quarter   Second Quarter   Third Quarter   Fourth Quarter
                                -------------   --------------   -------------   --------------
High Bid.....................       $13.50          $13.50           $15.00         $15.25
Low Bid......................       $11.00          $12.12           $12.55         $13.35

                                                             2002
                                ---------------------------------------------------------------
                                First Quarter   Second Quarter   Third Quarter   Fourth Quarter
                                -------------   --------------   -------------   --------------
High Bid.....................       $19.40          $21.25           $21.25         $26.00
Low Bid......................       $14.55          $19.00           $19.70         $21.25


Upon the completion of the holding company reorganization, stockholders of the Bank received three shares of VSB Bancorp, Inc. common stock for each two shares of Victory State Bank stock that they owned. Each person entitled to a fractional share of VSB common stock as a result of the reorganization is entitled to receive, instead of one-half of a share of VSB Bancorp stock, an amount in cash equal to one-third of the average of the best bid and best ask price of the Bank's common stock on the last full trading day of the Bank's common stock prior to the day the holding company reorganization becomes effective. Immediately prior to the reorganization, the Bank had approximately 200 stockholders of record and street name holders most recently reported approximately 200 beneficial owners holding in street name.


Item 2. Legal Proceedings.

VSB Bancorp is not involved in any pending legal proceedings. The Bank is not involved in any material pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. Such other routine legal proceedings in the aggregate are believed by management to be immaterial to the Bank's financial condition or results of operations.

Item 3. Changes in and Disagreements with Accountants.

None

Item 4. Recent Sales of Unregistered Securities.


VSB's securities were issued in exchange for the outstanding securities of the Bank in a holding company reorganization which is exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(12). All shares issued are common stock. There was no underwriter in connection with the transaction. The shares were issued on a three for two exchange basis. The Bank had 704,000 shares outstanding prior to the reorganization, so VSB issued 1,056,000 shares upon consummation of the reorganization, subject to final adjustment based upon settlement for fractional shares in cash.

VSB and the Bank filed applications or notices with the New York State Superintendent of Banks, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System to effectuate the reorganization. All regulatory approvals and non-objections were received prior to consummation of the reorganiztion.



Item 5. Indemnification of Directors and Officers.

The certificate of incorporation of VSB provides, as permitted by Section 402(b) of the New York Business Corporation Law, that a director will not be personally liable to the corporation or its shareholders for damages for any breach of duty in his or her capacity as a director. The limit on a director's liability does not apply:

     (a) if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or

     (b) if the director's acts violated Section 719 of the New York Business Corporation Law regarding declaring unlawful dividends, approving unlawful stock repurchases, making unlawful loans to directors or making improper distributions upon liquidation.

In addition, Sections 722 through 726 of the New York Business Corporations Law provide for the indemnification of Directors and Officers. The following is the text of those provisions.

Section 722. Authorization for indemnification of directors and officers.

     (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

     (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

     (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of
(1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Section 723. Payment of indemnification other than by court award.

     (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

     (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

(1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

          (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

          (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

     (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

Section 724. Indemnification of directors and officers by a court.

     (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

(1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

(2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

     (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

     (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

Section 725. Other provisions affecting indemnification of directors and officers.

     (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

     (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

(1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

(2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

     (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

     (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

     (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

     (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

Section 726. Insurance for indemnification of directors and officers.

     (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

(1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

(2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

(3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

     (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

(1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

(2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

     (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

     (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

     (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

                                    PART F/S

The audited financial statements of the Bank are included in this Part F/S. Upon completion of the reorganization of the Bank into the holding company form of organization as a wholly-owned subsidiary of VSB, VSB will report consolidated financial statements with the Bank. For reporting purposes on a historical basis, the financial statements of the Bank prior to the reorganization will shown as the financial statements of VSB.

                          INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report .............................................................  59

Statements of Financial Condition as of December 31, 2002 and 2001........................  60

Statements of Earnings for the Years Ended December 31, 2002, 2001 and 2000...............  61

Statements of Shareholders' Equity for the Years Ended December 31, 2002, 2001 and 2000...  62

Statements of Cash Flows for the Years Ended December 31, 2002, 2001 and 2000.............  63

Notes to Financial Statements.............................................................  64

INDEPENDENT AUDITORS' REPORT

     To the Board of Directors and Shareholders of Victory State Bank:

     We have audited the accompanying statements of financial condition of Victory State Bank (the "Bank") as of December 31, 2002 and 2001 and the related statements of earnings, shareholders' equity and comprehensive income and of cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial condition of the Bank as of December 31, 2002 and 2001 and the results of its operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP
    Princeton, New Jersey
    March 5, 2003

VICTORY STATE BANK

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001

                                                                               2002           2001
                                                                           ------------   ------------
ASSETS

Cash and due from banks                                                    $ 26,095,803   $  8,511,515
Money market investments, held to maturity                                           --         50,187
Investment securities, available for sale                                    42,999,660     39,286,998
Loans receivable (net of allowance for loan losses
   of $1,168,358 and $894,692, respectively)                                 62,246,153     49,530,101
Accrued interest receivable                                                     424,636        366,113
Premises and equipment, net                                                   2,399,163      1,341,653
Prepaid and other assets                                                        415,322        933,616
Deferred income taxes, net                                                      263,889        405,466
                                                                           ------------   ------------

            Total assets                                                   $134,844,626   $100,425,649
                                                                           ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits                                                                   $123,702,365   $ 91,132,816
Accounts payable, accrued expenses and other liabilities                      1,379,144      1,071,807
                                                                           ------------   ------------

         Total liabilities                                                  125,081,509     92,204,623
                                                                           ------------   ------------

COMMITMENTS AND CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY
Common stock ($5.00 par value, 800,000 shares authorized, 704,000
   issued and outstanding, 700,000 issued and outstanding, respectively)      3,520,000      3,500,000
Additional paid-in capital                                                    3,556,592      3,500,000
Retained earnings                                                             2,259,313      1,079,005
Accumulated other comprehensive income, net of taxes
   of $380,372 and $125,731, respectively                                       427,212        142,021
                                                                           ------------   ------------

      Total shareholders' equity                                              9,763,117      8,221,026
                                                                           ------------   ------------

   Total liabilities and shareholders' equity                              $134,844,626   $100,425,649
                                                                           ============   ============

See notes to financial statements.

VICTORY STATE BANK

STATEMENTS OF EARNINGS FOR THE YEARS ENDED DECEMBER 31, 2002,  2001 and 2000

                                                        2002         2001         2000
                                                     ----------   ----------   ----------
INTEREST INCOME:
   Loans receivable                                  $4,411,688   $4,196,262   $3,872,010
   Money market investments                             184,906      272,439      267,955
   Investment securities                              1,922,006    1,367,232      979,802
                                                     ----------   ----------   ----------
      Total interest income                           6,518,600    5,835,933    5,119,767

INTEREST EXPENSE:
   Deposits                                             822,287    1,078,266      930,521
                                                     ----------   ----------   ----------

      Net interest income                             5,696,313    4,757,667    4,189,246

PROVISION FOR LOAN LOSSES                               355,000      305,000      645,000
                                                     ----------   ----------   ----------

      Net interest income after
         provision for loan losses                    5,341,313    4,452,667    3,544,246
                                                     ----------   ----------   ----------

NON-INTEREST INCOME:
   Deposit service fees                               1,184,084      879,378      636,859
   Other income                                         131,499       87,711       70,316
                                                     ----------   ----------   ----------
      Total non-interest income                       1,315,583      967,089      707,175
                                                     ----------   ----------   ----------

NON-INTEREST EXPENSES:
   Salaries and employee benefits                     2,344,297    1,857,844    1,520,517
   Occupancy and equipment                              815,543      743,787      675,219
   Data processing service fees                         236,563      232,808      222,093
   Legal fees                                            76,037       77,823       61,725
   Professional fees                                    139,730      141,396      104,100
   Other                                                813,488      617,440      589,348
                                                     ----------   ----------   ----------
      Total non-interest expenses                     4,425,658    3,671,098    3,173,002
                                                     ----------   ----------   ----------

INCOME BEFORE INCOME TAXES                            2,231,238    1,748,658    1,078,419
                                                     ----------   ----------   ----------

PROVISION/(BENEFIT) FROM  INCOME TAXES:
   Current                                            1,232,511    1,020,227      584,653
   Deferred                                            (181,581)    (196,601)     (74,849)
                                                     ----------   ----------   ----------

      Total income taxes                              1,050,930      823,626      509,804
                                                     ----------   ----------   ----------

NET INCOME                                           $1,180,308   $  925,032   $  568,615
                                                     ==========   ==========   ==========

Basic net income per share of common stock           $     1.69   $     1.32   $     0.81
                                                     ==========   ==========   ==========
Fully diluted net income per share of common stock   $     1.64   $     1.31   $     0.81
                                                     ==========   ==========   ==========

See notes to financial statements.

VICTORY STATE BANK
STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                        Retained       Accumulated
                                Number of                Additional     Earnings          Other            Total
                                  Common      Common       Paid-in    (Accumulated    Comprehensive    Shareholders'
                                  Shares       Stock       Capital      Deficit)     Earnings/(Loss)      Equity
                                ---------   ----------   ----------   ------------   ---------------   -------------
Balance at December 31, 1999     700,000    $3,500,000   $3,500,000     ($414,642)      ($128,332)       $6,457,026

Comprehensive income:
Net income                            --            --           --       568,615              --           568,615
Other comprehensive income:
Unrealized holding gains, net
   of taxes                           --            --           --            --         147,398           147,398
                                 -------    ----------   ----------    ----------      ----------        ----------
Total comprehensive income                                                                                  716,013

Balance at December 31, 2000     700,000     3,500,000    3,500,000       153,973          19,066         7,173,039

Comprehensive income:
Net income                            --            --           --       925,032              --           925,032
Other comprehensive income:
Unrealized holding gains, net
   of taxes                           --            --           --            --         122,955           122,955
                                 -------    ----------   ----------    ----------      ----------        ----------
Total comprehensive income                                                                                1,047,987

Balance at December 31, 2001     700,000     3,500,000    3,500,000     1,079,005         142,021         8,221,026

Comprehensive income:
Exercise Stock Option              4,000        20,000       56,592            --              --            76,592
Net income                            --            --           --     1,180,308              --         1,180,308
Other comprehensive income:
Unrealized holding gains, net
   of taxes                           --            --           --            --         285,191           285,191
                                 -------    ----------   ----------    ----------      ----------        ----------
Total comprehensive income                                                                                1,542,091

Balance at December 31, 2002     704,000    $3,520,000   $3,556,592    $2,259,313      $  427,212        $9,763,117
                                 =======    ==========   ==========    ==========      ==========        ==========

See notes to financial statements.

VICTORY STATE BANK
STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 and 2000

                                                                       2002           2001           2000
                                                                   ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                      $  1,180,308   $    925,032   $    568,615
   Adjustments to reconcile net income to net cash
      used in operating activities:
      Depreciation and amortization                                     379,245        354,355        380,803
      Amortization of premium, net of accretion of discount            (113,849)      (167,884)      (121,342)
      Provision for loan losses                                         355,000        305,000        645,000
      Other                                                                  --             86             --
   Changes in operating assets and liabilities:
      Decrease/(increase) in prepaid and other assets                   488,294       (735,784)       (39,554)
      Increase in accrued interest receivable                           (58,523)       (28,158)      (118,758)
      Increase in deferred income taxes                                (112,345)      (196,601)       (74,849)
      Increase in accrued expenses, income tax payable
         and other liabilities                                          307,337        473,429        184,966
                                                                   ------------   ------------   ------------
            Net cash provided by operating activities                 2,425,467        929,475      1,424,881
                                                                   ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Net increase in loans receivable                                 (12,833,809)    (5,332,319)   (19,841,079)
   Proceeds from sale and maturities of money market investments        550,187     77,798,467     86,853,096
   Proceeds from repayments and calls of investment securities,
      available for sale                                             24,856,565     12,538,557      6,986,553
   Purchases of money market investments                               (500,000)   (75,678,989)   (84,432,325)
   Purchase of investment securities, available for sale            (28,153,508)   (36,866,396)    (4,078,295)
   Proceeds from the sale of premises and equipment                          --             --         11,000
   Purchases of premises and equipment, net                          (1,436,755)      (241,775)      (574,898)
   Proceeds from the sale of other assets                                30,000             --             --
   Other                                                                     --            765             --
                                                                   ------------   ------------   ------------
            Net cash used in investing activities                   (17,487,320)   (27,781,690)   (15,075,948)
                                                                   ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                          32,569,549     32,181,190     14,756,360
   Exercise stock Option                                                 76,592             --             --
                                                                   ------------   ------------   ------------
            Net cash provided by financing activities                32,646,141     32,181,190     14,756,360
                                                                   ------------   ------------   ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                            17,584,288      5,328,975      1,105,293

CASH AND CASH EQUIVALENTS,
   BEGINNING OF YEAR                                                  8,511,515      3,182,540      2,077,247
                                                                   ------------   ------------   ------------

CASH AND CASH EQUIVALENTS,
   END OF YEAR                                                     $ 26,095,803   $  8,511,515   $  3,182,540
                                                                   ============   ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH
   FLOW INFORMATION:
   Cash paid during the period for:
      Interest                                                     $    830,829   $  1,122,247   $    912,357
                                                                   ============   ============   ============
      Income taxes                                                 $  1,181,607   $  1,115,126   $    535,055
                                                                   ============   ============   ============

See notes to financial statements.

VICTORY STATE BANK

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND
2000

1.   GENERAL

     Victory State Bank (the "Bank") is a state-chartered, stock commercial bank, which was formed on November 13, 1997 with initial capital of $7,000,000 and commenced operations on November 17, 1997. The initial capital was raised in a public offering, primarily in the borough of Staten Island. The Bank issued 700,000 shares of common stock at an offering price of $10.00 per share, $5.00 per share par value. The Bank is listed on the NASDAQ Over the Counter Market ("OTC") under the symbol "VYSB". The Bank operates a main office and three full service branches in its primary market of Staten Island.

     The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its costs of funds, consisting of interest paid on its deposits. The Bank's operating expenses principally consist of employee compensation and benefits, occupancy expenses, professional fees, advertising and marketing expenses and other general and administrative expenses. The Bank's results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a description of the significant accounting and reporting policies followed in preparing and presenting the accompanying financial statements. These policies conform to accounting principles generally accepted in the United States of America.

     Risks and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Actual results can differ from those estimates.

     Cash and Cash Equivalents - For purposes of reporting cash flows, cash and cash equivalents include cash and amounts due from banks. The Bank maintains a minimum cash balance of $2,331,000 with its correspondent bank. Such balance is maintained for the purpose of conducting funding and check clearing transactions, while reducing service fees and expenses. The minimum balances may be withdrawn at the Bank's option without any interruption of the services received from the correspondent bank.

     Money Market Investments, Held to Maturity - Money market investments represent short-term investments (with original maturities of one year or less) which are held to maturity. These investments are carried at cost, adjusted for the accretion of discount or the amortization of premium using a method which approximates the level yield method over the period to maturity. Carrying values of these investments approximate current market values.

     Investment Securities, Available For Sale - Investment securities, available for sale, are to be held for an indefinite period of time and include securities that management intends to use as part of its asset/liability strategy. These securities may be sold in response to changes in interest rates, prepayments or other factors and are carried at estimated fair value. Gains or losses on the sale of such securities are determined by the specific identification method. Premium and discounts are recognized in interest income using a method that approximates the level yield method. Unrealized holding gains or losses, net of deferred income tax, are excluded from earnings and reported as other comprehensive income (a net of tax amount in a separate component of stockholders' equity) until realized.

     The Bank invests primarily in agency Collateralized Mortgage-backed Obligations ("CMO") with average lives under 4.0 years and Mortgage Backed Securities. These securities are primarily issued by the Federal National Mortgage Association ("FNMA"), the Government National Mortgage Association ("GNMA") or the Federal Home Loan Mortgage Corporation ("FHLMC") and are primarily comprised of mortgage pools guaranteed by FNMA, GNMA or FHLMC. The Bank also invests in whole loan CMOs, all of which are AAA rated. These securities expose the Bank to risks such as interest rate, prepayment and credit risk and thus pay a higher rate of return than comparable treasury issues.

     Loans Receivable - Loans receivable, that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, are stated at unpaid principal balances, adjusted for deferred net origination and commitment fees and allowance for loan losses. Interest income on loans is credited as earned.

     It is the policy of the Bank to provide a valuation allowance for estimated losses on loans based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations which may affect the borrower's ability to repay, estimated value of underlying collateral and current economic conditions in the Bank's lending area. The allowance is increased by provisions for loan losses charged to operations and is reduced by charge-offs, net of recoveries. While management uses available information to estimate losses on loans, future additions to the allowance may be necessary based upon the expected growth of the loan portfolio and any changes in economic conditions beyond management's control. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management. Management believes, based upon all relevant and available information, that the allowance for loan losses is adequate.

     The Bank adopted a policy whereby all loans 90 days past due are placed on non-accrual status. It is the Bank's policy to cease the accrual of interest on loans to borrowers past due less than 90 days where a probable loss is estimated and to reverse out of income all interest that is due. The Bank continues to accrue interest on construction loans that are 90 days past contractual maturity date if the loan is expected to be paid in full in the next 60 days and all interest is paid up to date.

     Loan origination fees and certain direct loan origination costs are deferred and the net amount recognized over the contractual loan terms using the level-yield method, adjusted for periodic prepayments in certain circumstances.

     The Bank considers a loan to be impaired when, based on current information, it is probable that the Bank will be unable to collect all principal and interest payments due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral. The fair value of the collateral, as reduced by costs to sell, is utilized if a loan is collateral dependent or foreclosure is probable.

     Long-Lived Assets -The Bank periodically evaluates the recoverability of long-lived assets, such as premises and equipment, to ensure the carrying value has not been impaired. In performing the review for recoverability, the Bank would estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows is less than the carrying amount, an impairment will be recognized. The Bank reports these assets at the lower of the carrying value or fair value, less the cost to sell.

     Premises and Equipment - Premises, leasehold improvements, and furniture and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are accumulated by the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 10 years.

     Income Taxes - The Bank utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws expected to be in effect when the differences are expected to reverse. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Financial Instruments - In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments, primarily consisting of commitments to extend credit.

     Basic and Fully Diluted Net Income Per Common Share - The basic net income per share of common stock is based on 700,296, the weighted average number of common stock outstanding. Fully diluted net income per share of common stock is based on 721,344, the weighted average number of common stock and common stock equivalents outstanding. The weighted average number of common stock equivalents excluded due to the anti-dilutive effect is 33,860. Common stock equivalents were calculated using the treasury stock method.

     Stock-Based Compensation - At December 31, 2002, the Bank has stock-based employee compensation plans, which are described more fully in Note 12 Stock Option and Incentive Plan. The Bank accounts for these plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation expense has been reflected in net income for stock options as all rights and options to purchase the Bank's stock granted under these plans has an exercise price equal to the market value of the underlying stock on the date of grant. A table, which illustrates the income from continuing operations and earnings per share as if the Bank had applied the fair value of recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," as amended, to stock-based employee compensation plans, is described more fully in Note 12 Stock Option and Incentive Plan.

     Recently Issued Accounting Standards

     In July 2001 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141 "Business Combinations" ("SFAS 141"), which provides guidance on accounting for a business combination at the date a business combination is completed. The Statement requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001, thereby eliminating the use of the pooling of interests method. Also, it provides new criteria that determine whether an acquired intangible asset should be recognized separately from goodwill. The adoption of SFAS 141 did not have any impact on the financial position or results of operations of the Bank.

     In July 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") which provides guidance on how to account for goodwill and intangible assets after the acquisition is complete. The most substantive change represented by this Statement is that goodwill will no longer be amortized; instead, it will be tested for impairment at least annually. The Statement will apply to existing goodwill and intangible assets, beginning with fiscal years starting after December 15, 2001. The adoption of this standard did not have any impact on the Bank's financial statements.

     In August 2001, the FASB released SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". The provisions of this statement are effective for financial statements issued for fiscal periods beginning after December 15, 2001. The adoption of this standard did not have any impact on the Bank's financial statements.

     In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. SFAS 145 also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. SFAS 145 amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 related to the rescission of FASB Statement No. 4 are effective for fiscal years beginning after May 15, 2002. The provisions of SFAS 145 related to FASB Statement No. 13 are effective for transactions occurring after May 15, 2002. All other provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS 145 did not have a material effect on the Bank's financial statements.

     In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("SFAS 146"). SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 replaces Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

     In October 2002, the FASB issued Statement of Financial Accounting Standards No. 147 "Acquisition of Certain Financial Institutions" (SFAS
     147), which provides guidance on the
     accounting for the acquisition of a financial institution. SFAS 147 requires that the excess of the fair value of tangible and identifiable intangible assets acquired in a business combination represents goodwill that should be accounted for under FASB Statement No. 142, Goodwill and Other Intangible Assets. Thus, the specialized accounting guidance in paragraph 5 of FASB Statement No. 72, Accounting for Certain Acquisitions of Banking and Thrift Institutions, will not apply after September 30, 2002. If certain criteria in Statement 147 are met, the amount of the unidentifiable intangible asset will be reclassified to goodwill upon adoption of that Statement. Financial Institutions meeting the conditions outlined in Statement 147 will be required to restate previously issued financial statements as if the amount accounted for under Statement 72 as an unidentifiable intangible asset had been reclassified to goodwill as of the date Statement 142 was initially applied. The adoption of SFAS 147 did not have a material effect on the Bank's financial statements.

     On November 25, 2002, the FASB issued Financial Accounting Standards Board Interpretation No. 45 ("FIN 45" or the Interpretation"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No, 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies," relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual periods that end after December 15, 2002. The Interpretation's provisions for initial recognition and measurement should be applied on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The guarantor's previous accounting for guarantees that were issued before the date of FIN 45's initial application may not be revised or restated to reflect the effect of the recognition and measurement provisions of the Interpretation. The Bank was not a party to any guarantees that will be subject to the accounting and disclosure at December 31, 2002.

     In January 2003, the FASB issued Statement of Financial Accounting Standards No. 148 ("SFAS 148"), "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS 148 amends FASB Statement No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 is effective for fiscal years beginning after December 15, 2002. The Bank intends to adopt SFAS 148 on January 1, 2003. The Bank does not expect to change to using the fair value based method of accounting for stock-based employee compensation; and therefore, adoption of SFAS 148 is expected to impact only the future disclosures, not the financial results, of the Bank.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities - an Interpretation of ARB 51 ("FIN 46"). FIN 46 provides guidance on the consolidation of entities in which equity investors do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for entities created before February 1, 2003 no later than the beginning of the first interim or annual reporting period beginning after June 15, 2003. The Bank had no interest in a Variable Interest Entity as of December 31, 2002.

3.   MONEY MARKET INVESTMENTS, HELD TO MATURITY

     The components of money market investments at December 31, 2002 and 2001 are as follows:

                                                     2002            2001
                                                   -------          -------
FHLB term deposits                                 $    --          $50,187

   Total                                           $    --          $50,187
                                                   -------          -------

4.   INVESTMENT SECURITIES, AVAILABLE FOR SALE

     The components of investment securities, available for sale at December 31, 2002 and 2001 are as follows:

                                                         December 31, 2002
                                      ---------------------------------------------------
                                                       Gross        Gross      Estimated
                                       Amortized    Unrealized   Unrealized      Market
                                         Cost          Gains        Losses       Value
                                      -----------   ----------   ----------   -----------
FNMA 7 Year Balloon                   $ 1,103,196    $ 80,326     $    --     $ 1,183,522
FHLMC                                   2,886,223      71,281          --       2,957,504
Collateralized mortgage obligations    38,202,656     659,889      (3,911)     38,858,634
                                      -----------    --------     -------     -----------
                                      $42,192,075    $811,496     $(3,911)    $42,999,660
                                      ===========    ========     =======     ===========

                                                      December 31, 2001
                                      ---------------------------------------------------
                                                      Gross         Gross       Estimated
                                       Amortized    Unrealized   Unrealized       Market
                                         Cost         Gains         Losses        Value
                                      -----------   ----------   ----------   -----------
U.S. Treasuries                       $   994,363    $  1,527    $      --    $   995,890
FNMA 7 Year Balloon                     2,029,830      85,217           --      2,115,047
FHLMC                                   2,238,701       2,628       (8,961)     2,232,368
Collateralized mortgage obligations    33,755,633     309,287     (121,227)    33,943,693
                                      -----------    --------    ---------    -----------
                                      $39,018,527    $398,659    $(130,188)   $39,286,998
                                      ===========    ========    =========    ===========

There were no gross realized gains or losses in 2002, 2001 or 2000.

     The maturity schedule of all investment securities available for sale at amortized cost and estimated fair values for December 31, 2002 was as follows:

                                                   Available for Sale Securities
                                                   -----------------------------
                                                                    Estimated
                                                      Amortized       Fair
                                                        Cost          Value
                                                     -----------   -----------
Less than one year                                   $    57,999   $    58,455
Due after one year through                             1,359,405     1,449,072
   five years
Due after five years through                           6,692,287     6,791,147
   ten years
Due after ten years                                   34,082,384    34,700,986
                                                     -----------   -----------
                                                     $42,192,075   $42,999,660
                                                     ===========   ===========
     Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalties.

5. LOANS RECEIVABLE, NET

     Loans receivable, net at December 31, 2002 and 2001 are summarized as follows:

                                                          2002          2001
                                                      -----------   -----------

Commercial loans (principally variable rate):
   Secured                                            $ 4,014,494   $ 4,337,062
   Unsecured                                           11,322,164    10,964,539
                                                      -----------   -----------
      Total commercial loans                           15,336,658    15,301,601

Real estate loans:
   Commercial                                          31,357,950    21,553,696
   One-to-four family                                     493,504       376,999
                                                      -----------   -----------
      Total real estate loans                          31,851,454    21,930,695

Construction loans (net of undisbursed funds of
   $11,531,500 and $2,202,500, respectively)           14,877,442    12,280,294

Consumer loans                                          1,179,485       796,987
Other loans                                               509,073       331,355
                                                      -----------   -----------
                                                        1,688,558     1,128,342
                                                      -----------   -----------

Total loans receivable                                 63,754,112    50,640,932

Less:
Unearned loans fees, net                                 (339,601)     (216,139)
Allowance for loan losses                              (1,168,358)     (894,692)
                                                      -----------   -----------

Total                                                 $62,246,153   $49,530,101
                                                      ===========   ===========

     The activity in the allowance for loan losses for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:

                                                2002         2001        2000
                                             ----------   ---------   ---------

Beginning balance                            $  894,692   $ 766,377   $ 263,466
Charge-offs                                    (154,612)   (244,782)   (154,196)
Recoveries                                       73,278      68,097      12,107
Provision                                       355,000     305,000     645,000
                                             ----------   ---------   ---------

Ending balance                               $1,168,358   $ 894,692   $ 766,377
                                             ----------   ---------   ---------

     Nonaccrual loans outstanding at December 31, 2002 and 2001 are summarized as follows:

                                                               2002       2001
                                                             --------   --------
Nonaccrual loans:
   Commercial loans:
      Unsecured                                              $ 14,734   $ 70,000
   Commercial real estate                                     313,039    579,601
                                                             --------   --------
Total nonaccrual loans                                       $327,773   $649,601
                                                             --------   --------

                                                       2002      2001      2000
                                                      ------   -------   -------
Interest income that would have been recorded
   during the year on nonaccrual loans outstanding
   at year-end in accordance with original terms      $7,560   $70,307   $70,745
                                                      ------   -------   -------

Interest income included in net income during the
   year on nonaccrual loans outstanding at year-end   $   --   $    --   $    --
                                                      ------   -------   -------

     The Bank's recorded investment in impaired loans at December 31 is as follows:

                                                           2002                        2001
                                                 -------------------------   -------------------------
                                                                  Related                     Related
                                                 Investment in   Allowance   Investment in   Allowance
                                                    Impaired     for loan       Impaired     for loan
                                                     Loans        losses         Loans        losses
                                                 -------------   ---------   -------------   ---------
Impaired loans
   With a related allowance for loan losses
      Commercial and financial                      $ 14,734      $ 2,947       $ 70,000      $10,500
      Commercial real estate                         313,039       79,556        579,601       86,940
   Without a related allowance for loan losses
      Commercial and financial                            --           --             --           --
                                                    --------      -------       --------      -------
                                                    $327,773      $82,503       $649,601      $97,440
                                                    ========      =======       ========      =======

     The following table sets forth certain information about impaired loans at December 31:

                                                                Investment in
                                                                Impaired Loans
                                                             -------------------
                                                               2002       2001
                                                             --------   --------
Average recorded investment                                  $495,476   $718,412
                                                             --------   --------

Interest income recognized during time period that loans
   were impaired, using cash-basis method of accounting      $     --   $ 49,862
                                                             --------   --------

     The Bank's loan portfolios are primarily comprised of commercial loans made to small businesses and individuals located in the Borough of Staten Island. As of December 31, 2002 and 2001, the Bank had no restructured loans.

6.   ACCRUED INTEREST RECEIVABLE

     Accrued interest receivable at December 31, 2002 and 2001 are summarized as follows:

                                                              2002       2001
                                                            --------   --------

Loans receivable                                            $233,180   $175,468
Investment securities, available for sale                    191,456    190,645
                                                            --------   --------

   Total                                                    $424,636   $366,113
                                                            ========   ========

7.   PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 2002 and 2001 are summarized as follows:

                                                           2002         2001
                                                        ----------   ----------

Leasehold improvements                                  $1,790,256   $  798,506
Computer equipment and software                            581,827      728,841
Furniture, fixtures and equipment                          916,114      688,147
Other                                                       24,020       24,115
                                                        ----------   ----------
                                                         3,312,217    2,239,609

Less accumulated depreciation and amortization            (913,054)    (897,956)
                                                        ----------   ----------

Total                                                   $2,399,163   $1,341,653
                                                        ==========   ==========

Depreciation and amortization expense amounted to $379,245, $354,355 and $380,803 for the years ended December 31, 2002, 2001 and 2000, respectively.

     At December 31, 2002, the Bank was obligated under four non-cancelable operating leases on property used for banking purposes. Rental expense under these leases were $343,161, $260,305, and $179,700 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The projected minimum rental payments under the terms of the leases at December 31, 2002 are summarized as follows:

Year Ending
December 31,               Amount
------------             ----------
    2003                 $  326,936
    2004                    329,856
    2005                    333,630
    2006                    336,670
    2007                    216,856
 Thereafter               1,841,866
                         ----------

   Total                 $3,385,814
                         ----------

8.   PREPAID AND OTHER ASSETS

     Prepaid and other assets at December 31, 2002 and 2001 are summarized as follows:

                                                               2002       2001
                                                             --------   --------
Accounts receivable                                          $ 97,093   $728,016
Security deposit receivable                                    64,911     64,715
Deferred Initial Direct Lease Costs                            52,568         --
Prepaid assets                                                104,186     77,852
ACBB common stock                                              30,000     30,000
Income tax receivable                                          18,482         --
Late charges receivable                                        48,082     33,033
                                                             --------   --------

                                                             $415,322   $933,616
                                                             --------   --------

9.   DEPOSITS

     Deposits are summarized at December 31, 2002 and 2001 as follows:

                                             2002                                   2001
                             ------------------------------------   -----------------------------------
                                                        Weighted                             Weighted
                                                        Average                               Average
                                Amount      Percent   Stated Rate      Amount     Percent   Stated Rate
                             ------------   -------   -----------   -----------   -------   -----------
Demand accounts:
Checking                     $ 45,506,450     36.78%        --%     $36,907,588     40.51%        --%
Variable-rate money market     26,025,830     21.04       1.32       13,391,450     14.69       1.51
Statement savings               7,626,798      6.17       0.75        7,012,409      7.69       1.05
Interest-bearing checking      26,573,121     21.48       0.49       17,720,710     19.44       0.43
                             ------------    ------       ----      -----------    ------       ----

                              105,732,199     85.47       0.50       75,032,157     82.33       0.47

Time deposits:
Less than six months            7,740,624      6.26       1.36        7,537,616      8.27       1.70
Six months to one year          6,730,304      5.44       1.70        6,852,999      7.52       2.04
More than one year              3,307,103      2.67       2.08        1,608,880      1.77       2.63
                             ------------    ------       ----      -----------    ------       ----

                               17,778,031     14.37       1.62       15,999,495     17.56       1.94

Other deposits                    192,135      0.16         --          101,164      0.11         --
                             ------------    ------       ----      -----------    ------       ----

Total                        $123,702,365    100.00%      0.66%     $91,132,816    100.00%      0.73%
                             ============    ======       ====      ===========    ======       ====

     The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $8,463,952 and $8,405,955 at December 31, 2002 and 2001 respectively.

     Scheduled maturities of time deposits at December 31, 2002 are as follows:

                                                              Amount     Percent
                                                           -----------   -------
Within six months                                          $13,739,459    77.29%
Six months to one year                                       2,022,178    11.37
One to three years                                           2,016,394    11.34
                                                           -----------   ------

   Total                                                   $17,778,031   100.00%
                                                           ===========   ======

10.  INCOME TAXES

     The Bank files federal, state and local income tax returns on a calendar-year basis. For federal, state and local income tax purposes, the Bank uses the specific charge-off method in computing its federal, state and local tax bad debt deduction.

     The basis for the determination of state and local tax is the greater of a tax on entire net income or a tax computed on taxable assets. Federal, state and city income tax provisions were determined based on the tax computed on net income for the years ended December 31, 2002, 2001 and 2000.

     The components of the income tax expense/(benefit) for the years ended December 31, 2002, 2001, and 2000 are summarized as follows:

                                                2002         2001        2000
                                             ----------   ----------   --------

Current:
   Federal                                   $  734,919   $  609,475   $292,772
   State and local                              497,592      410,752    291,881
                                             ----------   ----------   --------
                                              1,232,511    1,020,227    584,653

Deferred:
   Federal                                      (98,651)    (117,635)   (44,785)
   State and local                              (82,930)     (78,966)   (30,064)
                                             ----------   ----------   --------
                                               (181,581)    (196,601)   (74,849)
                                             ----------   ----------   --------
                                             $1,050,930   $  823,626   $509,804
                                             ==========   ==========   ========

     The components of the deferred income tax asset, net as of December 31, 2002 and 2001 are summarized as follows:

                                                             2002       2001
                                                          ---------   ---------

Organization costs                                        $      --   $  21,146
Excess book allowance for loan losses                       477,298     427,699
Unrealized gain on investment securities                   (380,372)   (126,450)
Other                                                       166,963      83,071
                                                          ---------   ---------

   Deferred tax asset, net                                $ 263,889   $ 405,466
                                                          ---------   ---------

     The tax effect of FAS 115 was recorded directly to equity and to the deferred tax asset.

     The Bank's effective tax rate differs from the statutory Federal tax rate for the years ended December 31, 2002, 2001 and 2000 are as follows:

                                       2002               2001             2000
                                -----------------   ---------------   --------------
Federal income tax provision
   at statutory rates           $  758,621   34.0%  $594,544   34.0%  $366,662  34.0%
State and local taxes, net of
   Federal income tax benefit      274,442   12.3    215,085   12.3    133,241  12.3
Other                               17,867    0.8     13,997    0.8      9,901   0.9
                                ----------   ----   --------   ----   --------  ----

                                $1,050,930   47.1%  $823,626   47.1%  $509,804  47.2%
                                ==========   ====   ========   ====   ========  ====

     Management evaluated the weight of available evidence and concluded that it is more likely than not that the Bank will realize the net deferred tax asset in future years. Factors influencing management's judgment include, among other things, changes in the levels of actual and expected future taxable income and anticipated reversals of net deductible temporary differences.

11.  REGULATORY MATTERS

     The Bank is a New York State chartered stock form commercial bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is subject to certain FDIC capital requirements. Failure to meet minimum capital requirements can initiate certain mandatory and possibly discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet certain specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     As of the latest notification from the FDIC, the Bank was classified as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," the Bank must maintain Tier 1 Leverage, Tier 1 Risk-Based and minimum Total risk-based ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category. Management believes, as of December 31, 2002 that the Bank meets all capital adequacy requirements to which it is subject.

     The Bank was required to maintain a reserve balance with the Federal Reserve Bank of New York of $2,331,000 as of December 31, 2002. The Bank is subject to certain restrictions on the availability of its undistributed earnings for payment of dividends to shareholders, including prior regulatory approval.

     In accordance with the New York State Banking Law and the New York State Banking Board Regulations, the Bank credits 10% of quarterly net income to regulatory surplus and is required to do so until such time as shareholders' equity is equal to 10% of amounts due to depositors.

     The following table is the Bank's actual capital amounts and ratios. No deductions were made for qualitative judgments by regulators:

                                                                          To be well-capitalized
                                                        For capital       under prompt corrective
                                      Actual         adequacy purposes       action provisions
                               -------------------   ------------------   -----------------------
                                  Amount     Ratio     Amount     Ratio       Amount     Ratio
                               -----------   -----   ----------   -----     ----------   -----
As of December 31, 2002:
   Tier 1 Capital
   (to Average Assets)         $ 9,336,000    7.00%  $5,333,760    4.00%    $6,667,200    5.00%
   Tier 1 Capital
   (to Risk Weighted Assets)     9,336,000   11.43    3,268,240    4.00      4,902,360    6.00
   Total Capital
   (to Risk Weighted Assets)    10,359,000   12.68    6,536,480    8.00      8,170,600   10.00

As of December 31, 2001:
   Tier 1 Capital
   (to Average Assets)         $ 8,079,000    8.16%  $3,960,560    4.00%    $4,950,700    5.00%
   Tier 1 Capital
   (to Risk Weighted Assets)     8,079,000   12.56    2,572,760    4.00      3,859,140    6.00
   Total Capital
   (to Risk Weighted Assets)     8,884,000   13.81    5,145,520    8.00      6,431,900   10.00

12.  EMPLOYEE BENEFITS

     The Bank does not currently maintain a defined contribution benefit plan but sponsors an incentive savings plan (401(k) plan) which started March 1, 1999. All eligible employees, who have reached the age of 21, have at least one year of service and work a minimum of 1,000 hours per year will be permitted to make tax deferred contributions up to certain limits. The Bank may reduce or cease matching contributions if it is determined that the current or accumulated net earnings or undivided profits of the Bank are insufficient to pay the full contributions in a plan year. The Bank contributed $108,323 to the 401(k) plan in 2002.

     The Bank has issued stock appreciation rights to one officer of the Bank and is accounting for these instruments according to SFAS 123, "Accounting For Stock-Based Compensation," for which compensation expenses were $85,500, $26,000 and $11,714 for the years ended December 31, 2002, 2001 and 2000, respectively.

Stock Option Plans

     The purpose of the Victory State Bank 2000 Incentive Stock Option Plan (the "2000 Incentive Plan") and the Victory State Bank 1998 Incentive Stock Option Plan (the "1998 Incentive Plan") is to advance the interests of the Bank and its shareholders by providing those key employees of the Bank and its affiliates, upon whose judgment, initiative and efforts the successful conduct of the business of the Bank and its affiliates largely depends, with additional incentive to perform in a superior manner. A purpose of the 2000 Incentive Plan and the 1998 Incentive Plan is also to attract people of experience and ability to the service of the Bank and its affiliates. Pursuant to the terms of the 2000 Incentive Plan, 21,000 shares of Victory State Bank common stock have been reserved for issuance under the terms of the Plan. Pursuant to the terms of the 1998 Incentive Plan, 21,000 shares of Victory State Bank common stock have been reserved for issuance under the terms of the Plan. To the extent that options are granted under the 2000 Incentive Plan and the 1998 Incentive Plan, the shares underlying such options are unavailable for any other use including future grants under the 2000 Incentive Plan and the 1998 Incentive Plan, except those options which terminate, or are forfeited without being exercised, may be recycled into new grants. The exercise price is determined by the Committee of the Board of Directors and may not be less than the fair market value of Victory State Bank common stock on the date of the grant. The term of each option is determined by the Committee of the Board of Directors and may not exceed ten years after the date of the grant. Options vest and are exercisable as determined by the Board of Directors. As of December 31, 2002, 11,100 options under the 2000 Incentive Plan were granted and 4,440 were vested or exercisable and 20,800 options under the 1998 Incentive Plan were granted and 14,360 were vested or exercisable.

     The purpose of the Victory State Bank 2000 Directors Stock Option Plan (the "2000 Directors' Plan") and the 1998 Directors Stock Option Plan (the "1998 Directors' Plan") is to promote the growth and profitability of the Bank by providing outside directors of the Bank with an incentive to achieve long-term objectives of the Bank and to attract and retain non-employee directors of outstanding competence by providing such outside Directors with an opportunity to acquire an equity interest in the Bank. Pursuant to the terms of the 2000 Directors' Plan, 14,000 shares of Victory State Bank common stock have been reserved for issuance under the terms of the 2000 Directors' Plan. Pursuant to the terms of the 1998 Directors' Plan, 14,000 shares of Victory State Bank common stock have been reserved for issuance under the terms of the 1998 Directors' Plan. To the extent that options are granted under the 2000 Directors' Plan and the 1998 Directors' Plan, the shares underlying such options are unavailable for any other use including future grants under the 2000 Directors' Plan the 1998 Directors' Plan, except those options which terminate, or are forfeited without being exercised, may be recycled into new grants. The exercise price is determined by the Board of Directors and may not be less than the fair market value of Victory State Bank common stock on the date of the grant. The term of each option is determined by the Board of Directors and may not exceed ten years after the date of the grant. Options vest and are exercisable as determined by the Board of Directors. All 14,000 options under the 2000 Directors' Plan were granted and all 14,000 options from the 1998 Directors' Plan were granted. In December 2002, 2,000 options from the 2000 Directors' Plan were exercised and 2,000 options from the 1998 Directors' Plan were exercised. As of December 31, 2002, the remaining 12,000 options under the 2000 Directors' Plan were vested and were exercisable and the remaining12,000 options under the 1998 Directors' Plan were vested and were exercisable.

2002 Stock Option Grants

     There were no stock option grants in 2002.

     If compensation cost for the Stock Plan and Director's Stock Plan awards had been measured based on the fair value of the stock options awarded at the grant dates, net income and diluted earnings per common share would have been reduced to the pro-forma amounts on the table below for the years ended December 31, 2002, 2001 and 2000.

                                                  2002        2001       2000
                                               ----------   --------   --------

Net Income
   As reported                                 $1,180,308   $925,032   $568,615
   Less: Total stock-based compensation
   expense determined under the fair value
   method for all rewars, net of related
   tax effects                                     22,942     31,281     95,305
                                               ----------   --------   --------

Pro-forma                                      $1,157,366   $893,751   $473,310
                                               ==========   ========   ========

                                                           2002    2001    2000
                                                          -----   -----   -----

Diluted earnings per common share
   As reported                                            $1.64   $1.31   $0.81
   Less: Total stock-based compensation
   expense determined under the fair value
   method for all rewars, net of related
   tax effects                                             0.04    0.03    0.13
                                                          -----   -----   -----

Pro-forma                                                 $1.60   $1.28   $0.68
                                                          =====   =====   =====

     The weighted average fair value of options granted during 2002, 2001 and 2000 were $0, $7.30 and $10.57, respectively. For purposes of the pro forma calculation under SFAS No. 123, the fair value of the options granted is estimated using the Black-Scholes option pricing model with the following weighted average assumptions used for the 2002, 2001 and 2000 grants:

                                 Exercise              Exercise             Exercise
                          2002     Rate       2001       Rate       2000      Rate
                          ----   --------   --------   --------   -------   --------
Dividend yield             --%                    --%                  --%
Expected volatility        --                  18.86                10.92
Risk-free interest rate    --                   5.25                 6.12
Expected life                       n/a     10 years     100%     7 years      20%

     The Stock Option components of the 2000 Incentive Plan, the 1998 Incentive Plan and the 2000 Directors' Plan and the 1998 Directors' Plan, as of December 31, 2002, 2001 and 2000, and changes during the years ended, consist of the following:

                                                        2002                2001               2000
                                                 -----------------   -----------------   -----------------
                                                          Weighted            Weighted            Weighted
                                                          Average              Average             Average
                                                          Exercise            Exercise            Exercise
                                                 Shares     Price    Shares     Price    Shares    Price
                                                 ------   --------   ------   --------   ------   --------
Options outstanding
   at the beginning of the year                  60,200   $  13.57   60,300    $ 13.68   34,150   $15.08

   Granted                                           --         --    2,000      12.25   26,300    11.88
   Canceled                                         300      13.53    2,100      15.80      150    16.00
   Exercised                                      4,000      13.94       --         --       --       --
                                                 ------              ------              ------

Options outstanding at the end of the year       55,900   $  13.54   60,200    $ 13.57   60,300   $13.68
                                                 ======   ========   ======    =======   ======   ======
Options exercisable at the end of the year       42,800   $  13.77   40,540    $ 13.84   34,070   $14.08
                                                 ======   ========   ======    =======   ======   ======

Value of exercisable options                     42,800   $523,444   40,540    $47,026   34,070   $   --
                                                          ========             =======            ======
Value of unexercised options                     13,100   $173,182   19,660    $43,325   26,230   $   --
                                                          ========             =======            ======

Weighted average remaining contractual life of
options outstanding at the end of the year          6.6 Years           7.7 Years           8.4 Years

SAR Grants in 2002

     The Bank did not issue any SAR grants in 2002.

Aggregated Options/SAR Exercises in 2002 and 2002 Option/SAR Values

                        Shares                    Number of Securities
                     Acquired on     Value       Underlying Unexercised      Value of Unexercised In-the-
                      Exercise     Realized       Options/SAR at FY End       Money Options/SAR at FY End
Name                     (#)          ($)     Exercisable/Unexercisable(#)   Exercisable/Unexercisable ($)
------------------   -----------   --------   ----------------------------   -----------------------------
Merton Corn               0        $   --              15,200/6,800                $219,650/$97,913(1)
Raffaele M. Branca        0        $   --               5,220/3,480                $ 77,453/$45,704(1)

(1) The value of unexercised, in-the-money options at December 31, 2002 is the difference between the closing price of the Common Stock on December 31, 2002 ($26.00) and the exercise price ($10.00) under such outstanding SARs and the difference between the closing price of the Common Stock on December 31, 2002 ($26.00) and the exercise price ($16.00 for 1998 Grants; $12.75 for 1999 Grants and $11.875 for 2000 Grants) under such outstanding options.

13. COMMITMENTS, CONTINGENCIES AND FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. Such financial instruments primarily include commitments to extend credit.

     A summary of these commitments and contingent liabilities at December 31, 2002 follows:

                                                    Amount
                                                 -----------
Commitments to fund secured construction loans   $11,531,500
Commitments to fund all other commercial loans    12,949,372
                                                 -----------

                                                 $24,480,872
                                                 ===========

     Commitments to extend credit are legally binding agreements to lend to a customer. Commitments are issued following the Bank's evaluation of each applicant's creditworthiness on a case-by-case basis. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument is represented by the contractual notional amount of those instruments.

     In the normal course of business, the Bank is party to various legal proceedings, claims, commitments and contingent liabilities. In the opinion of management, the financial position of the Bank will not be materially affected by the outcome of any such legal proceedings or claims.


14. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

          Money Market Investments - The fair value of these securities approximates their carrying value due to the relatively short time to maturity.

          Investment Securities, Available For Sale - The estimated fair value of these securities is determined by using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of the amounts that the Bank could realize in a current market exchange.

          Loans Receivable - The fair value of commercial and construction loans are approximated by the carrying value as the loans are tied directly to the Prime Rate and are subject to change on a daily basis. The fair value of the remainder of the portfolio is determined by discounting the future cash flows of the loans using the appropriate discount rate and prepayment assumptions.

          Other Financial Assets - The fair value of these assets, principally accrued interest receivable, approximates their carrying value due to their short maturity.

          Demand and Time Deposits - The fair value disclosed for demand accounts is equal to the amount payable on demand at the reporting date. The fair value of time deposits accounts is based upon the current rates for instruments of the same remaining maturity. Time deposits with a maturity of greater than one year are estimated using a discounted cash flow approach that applies interest rates currently being offered.

          Other Liabilities - The estimated fair value of other liabilities, which primarily include trade accounts payable, approximates their carrying amount.

          Off-Balance Sheet Instruments - The fair value of lending commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

     The estimated fair values of the Bank's financial instruments at December 31, 2002 and 2001 were as follows:

                                   Carrying         Fair        Carrying         Fair
                                    Amount         Value         Amount         Value
                                 ------------   ------------   -----------   ------------
Financial Assets:
   Cash                          $ 26,095,803   $ 26,095,803   $ 8,511,515   $  8,511,515
   Money market investments                --             --        50,187         50,187
   Investment securities           42,999,660     42,999,660    39,286,998     39,286,998
   Loans receivable                62,246,153     71,979,956    49,530,101     56,134,863
   Other financial assets             424,636        424,636       396,113        396,113
                                 ------------   ------------   -----------   ------------

   Total Financial Assets        $131,766,252   $141,500,055   $97,774,914   $104,379,676
                                 ============   ============   ===========   ============

Financial Liabilities:
   Demand deposits               $105,924,334   $105,924,334   $75,133,321   $ 75,133,321
   Time deposits                   17,778,031     17,406,698    15,999,495     11,461,412
   Other liabilities                1,379,144      1,379,144     1,071,807      1,071,807
                                 ------------   ------------   -----------   ------------

   Total Financial Liabilities   $125,081,509   $124,710,176   $92,204,623   $ 87,666,540
                                 ============   ============   ===========   ============

Off Balance Sheets Investments:

                                   Notional         Fair        Notional         Fair
                                    Amount         Value         Amount         Value
                                  -----------     --------     -----------     --------
Commitments to extend credit      $24,480,872     $123,480     $14,658,181     $124,410

15.  INTEREST RATE RISK

     The Bank's principal business of originating loans, issuing term certificates of deposit and other interest-bearing deposit accounts and investing in short-term investment securities inherently includes elements of interest rate risk and requires careful application of interest rate management techniques to manage such risks.

     Because the Bank has a varied array of investment, loan and deposit products, which differ as to maturity, repricing terms and interest rate spreads relative to various rate indices, different interest rate risk management strategies are utilized.

     The Bank funds its assets primarily with deposits. A substantial portion of these, mature or reprice within one year of their origination or last repricing date.

     In view of the short maturity profile of the Bank's funding sources, the Bank invests in loans and investments which have a maturity or repricing date designed to match the Bank's funding maturities and serve as a natural hedge of the related interest rate risk.

     Net interest income will fluctuate based on changes in the general level of interest rates, changes in the levels of interest sensitive assets and liabilities, and changes in the relationships between different interest rate indices. In addition, net interest income can also be affected by timing of repricing dates and repayments and changes in estimated prepayments.

16.  RELATED PARTIES

     In the ordinary course of business, the Bank at times has had loans, and other financial transactions, with its officers, employees and directors. Such transactions are generally made on substantially the same terms as those prevailing at the time for comparable transactions with others and do not involve more than a normal risk of collectibility. At December 31, 2002, the aggregate amount of loans outstanding to directors was $42,209.

     The change in aggregate amount of loans outstanding to directors as of December 31, 2002 and 2001 are as follows:

                       2002          2001
                    -----------   ---------

Beginning balance   $   562,325   $ 110,793
Originations          1,381,122     740,963
Payments             (1,901,238)   (289,431)
                    -----------   ---------

Ending balance      $    42,209   $ 562,325
                    ===========   =========

     Certain officers and directors own, in the aggregate, 38.4% of the common shares outstanding.

17.  SUBSEQUENT EVENTS

     On January 29, 2003,Victory State Bank filed applications with state and federal regulatory authorities to reorganize into the holding company form of organization. The reorganization into a holding company requires stockholder approval, once preliminary regulatory approval has been received. May of 2003 is targeted for final regulatory and shareholder approval. When the holding company reorganization is completed, each the stockholders of Victory State Bank will get three shares VSB Bancorp, Inc. stock for each two shares of Victory State Bank stock that they own. The new holding company will be known as VSB Bancorp, Inc., which was formed as a New York corporation.

                                *****************

                                    PART III

Item 1. Index to Exhibits.



Exhibit No.     Title of Exhibit
-----------     ----------------


2.1             Restated Certificate of Incorporation of VSB Bancorp, Inc.*
2.2             Bylaws of VSB Bancorp, Inc.*
6.1             Employment Agreement between Merton Corn and Victory State Bank*
6.2             Victory State Bank 2000 Incentive Stock Option Plan*
6.3             Victory State Bank 2000 Directors Stock Option Plan*
6.4             Victory State Bank 1998 Incentive Stock Option Plan*
6.5             Victory State Bank 1998 Directors Stock Option Plan*
6.6             VSB Bancorp, Inc. Restated 2000 Incentive Stock Option Plan*
6.7             VSB Bancorp, Inc. Restated 2000 Directors Stock Option Plan*
6.8             VSB Bancorp, Inc. Restated 1998 Incentive Stock Option Plan*
6.9             VSB Bancorp, Inc. Restated 1998 Directors Stock Option Plan*
12.1 Agreement, Plan of Reorganization and Plan of Acquisition among Victory State Bank, VSB Bancorp, Inc. and Victory Interim Bank (in formation)*


*Previously filed as an exhibit to Form 10-SB filed April 4, 2003


Item 2. Description of Exhibits.

     The Exhibits are as described in their titles. Exhibits 6.6, 6.7, 6.8 and
6.9 (the "VSB Option Plans") correspond directly with Exhibits 6.2, 6.3, 6.4 and
6.5 (the "Bank Option Plans"). The outstanding options described in Part One were issued pursuant to the Bank Option Plans. In connection with the holding company reorganization, the Bank Option Plans are assumed by VSB Bancorp, Inc., and restated in the form of the VSB Option Plans, with the number of shares covered by the restated plans being adjusted to reflect the three-for-two exchange ratio in the reorganization. All outstanding options issued under the Bank Option Plans will likewise be adjusted for the number of shares covered thereby and the exercise price to reflect the exchange ratio.

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  VSB Bancorp, Inc.
                                                  (Registrant)

Date: May 6, 2003



                                                  By:/s/ MERTON CORN
                                                     ---------------------------
                                                     Merton Corn, President